                                                                    Exhibit A.14

Offer Prospectus of 25 April 2003

[LOGO OF SMITH & NEPHEW]                                   [LOGO OF CENTERPULSE]


Public Tender Offer

by

Smith & Nephew Group plc
(the obligations of Smith & Nephew Group plc under the public tender offer are guaranteed by Smith & Nephew plc, London)

for all the publicly held

Registered Shares of Centerpulse Ltd, Zurich with a nominal value of CHF 30

Transaction              The boards of Smith & Nephew and Centerpulse have
Overview                 agreed to combine their businesses to create a leading
                         global orthopaedics company. The transaction will be effected by Smith & Nephew Group plc (which will be the new holding company of Smith & Nephew) making this recommended offer for Centerpulse and, in parallel, a recommended offer for InCentive Capital, a listed Swiss investment company which holds approximately 18.9% of the share capital of Centerpulse. Smith & Nephew Group hereby offers 25.15 of its New Ordinary Shares and CHF
                         73.42 in cash in respect of each Centerpulse Share.
                         The board of directors of Centerpulse recommends acceptance of this offer.

Offer Period             From 25 April 2003 to 24 June 2003, 4 p.m. CET
                         (with the prior approval of the Swiss Takeover Board, Smith & Nephew Group reserves the right to extend the offer period beyond 40 trading days).

IDENTIFICATION                                                                 SECURITIES NO.        ISIN           BLOOMBERG
                         Registered shares Centerpulse Ltd
                         - first line (not notified for exchange)                 654485         CH0006544859         CEPN SW
                         - second line (notified for exchange)                   1588547         CH0015885475        CEPNE SW

                         Registered shares Smith & Nephew plc                    1103058         GB0009223206         SN/ LN
                         Registered shares Smith & Nephew Group plc              1580453         GB0032838319        (will be
                                                                                                                   applied for)
                         Bearer shares InCentive Capital Ltd                      286089         CH0002860895         INC SW

                                 OFFER MANAGER:

                     [LOGO OF LOMBARD ODIER DARIER HENTSCH]

                               FINANCIAL ADVISOR:

                                   L A Z A R D

Offer Structure

The Centerpulse Offer is made by Smith & Nephew Group. Smith & Nephew Group will by way of the Court Scheme (as set out in section C. "Information on the Offeror") become the holding company of Smith & Nephew. As all obligations of Smith & Nephew Group under the Centerpulse Offer are guaranteed by Smith & Nephew some of the information given below relates to Smith & Nephew.

The Centerpulse Offer is being structured as a single public tender offer for all of the outstanding Centerpulse Shares, including Centerpulse Shares represented by Centerpulse ADSs, held by persons located within and outside of the United States. Since more than 10% of the Centerpulse Shares are held by persons located in the United States and Centerpulse Shares have been placed in the United States by way of a public offering in the past the Centerpulse Offer is extended to all holders of Centerpulse Shares located in the United States and all holders of Centerpulse ADSs.

In this regard a U.S. prospectus will be disseminated to all holders of Centerpulse Shares located in the United States and all holders of Centerpulse ADSs, and this Offer Document will be distributed to all other holders of Centerpulse Shares not located in the United States subject to any applicable offer restrictions. The Centerpulse Offer is being conducted in compliance with Swiss law and with the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. A copy of the U.S. Preliminary Prospectus / Offer to Exchange contained in the registration statement on Form F-4 of Smith & Nephew Group, dated on or about 25 April 2003 which will be made available to all holders of Centerpulse Shares located in the United States and all holders of Centerpulse ADSs, is enclosed as Appendix F to this Offer Document. It will be filed by Smith & Nephew Group, on or about 25 April 2003 with the United States Securities and Exchange Commission.

References / Documents Incorporated

This Offer Document refers in certain respects to the Listing Particulars, in particular as regards information on Smith & Nephew Group plc, a public limited company registered in England & Wales after the combination of the two groups. It therefore should be read in conjunction with the following documents which - to the extent not enclosed herein - can be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Zurich branch, COFI, Sihlstrasse 20, P.O. Box, CH-8021 Zurich (Phone-no. +41-1-214-1331, Fax-no. +41-1-214-1339; e-mail:
cofi.zh.prospectus@lodh.com) which are hereby integrated by way of reference into this Offer Document:

..    Listing Particulars
..    U.S. Preliminary Prospectus / Offer to Exchange

Forward-Looking Statements

This Offer Document contains forward-looking Statements within the meaning of the United States Private Securities Litigation Reform Act of 1998. More detailed information about such factors is set forth in Smith & Nephew Group's and Centerpulse's respective filings with the SEC and the Listing Particulars.

Offer Restrictions

United States of America

The offer in the United States will only be made through a prospectus, which is part of a registration statement on Form F-4 to be filed with the United States Securities and Exchange Commission. Centerpulse shareholders who are US persons or are located in the United States are urged to review carefully the registration statement on Form F-4 and the prospectus included therein, the Schedule TO and other documents relating to the offer that will be filed by Smith & Nephew Group with the SEC because these documents contain important information relating to the Centerpulse Offer. Such shareholders are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by Centerpulse relating to the Centerpulse Offer. A free copy of these documents may be obtained after they have been filed with the SEC, and other documents filed by Smith & Nephew Group and Centerpulse with the SEC are available, at the SEC's Web site at www.sec.gov. Once the registration statement on Form F-4, as well as any documents incorporated by reference therein, the Schedule TO and the Schedule 14D-9 are filed with the SEC, these documents will be available for inspection and copying at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE CENTERPULSE OFFER.

Other Jurisdictions

Offering materials relating to the tender offer described herein are not being distributed in or into a country or jurisdiction, including without limitation Canada, Australia or Japan, where such distribution would be considered unlawful or in which it would otherwise breach any applicable law or regulation or which would require Smith & Nephew Group to amend any term or condition of the tender offer in any way or which would require Smith & Nephew Group to make any additional filing with, or take any additional action with regards to, any governmental, regulatory or legal authority, including without limitation Canada, Australia or Japan. Offering materials relating to the tender offer described herein may not be used for the purposes of soliciting the purchases of any securities of Centerpulse from anyone in such country or jurisdiction.

           This Offer Document does not constitute an issue prospectus in the sense of art. 652a or art. 1156
                        of the Swiss Code of Obligations.

Abbreviations and Definitions

The following terms and expressions have the meanings set forth below, unless otherwise defined in this Offer Document:

Accepting Shareholders        The accepting Centerpulse Shareholders under the
                              Centerpulse Offer together with the accepting
                              InCentive Shareholders under the InCentive Offer

Access Trust                  The trust holding the legal title to the Common
                              Access Shares

Centerpulse                   Centerpulse Ltd, Zurich, Switzerland

Centerpulse ADSs              American Depositary Shares of Centerpulse

Centerpulse Offer             Smith & Nephew Group's public tender offer (or
                              exchange offer as the case may be) for all publicly held Centerpulse Shares on and subject to the terms and conditions of this Offer Document

Centerpulse Share(s)          Registered share(s) of Centerpulse with a nominal
                              value of CHF 30 each; including Centerpulse Shares represented by Centerpulse ADSs

Centerpulse Shareholders      Persons holding Centerpulse Shares

Centerpulse Combination       The agreement between Smith & Nephew, Smith &
Agreement                     Nephew Group and Centerpulse, dated 20 March 2003

CET                           Central European Time

Combined Group                Smith & Nephew Group, Smith & Nephew and
                              Centerpulse and their respective subsidiaries

Common Access Share(s)        Common Access Share(s) issued by Smith & Nephew
                              which will be held on trust for all ordinary shareholders of Smith & Nephew Group in the Access
                              Trust

Companies Act                 The Companies Act 1985, as amended (as applicable
                              in England & Wales)

Court Scheme                  The proposed scheme of arrangement under section
                              425 of the Companies Act in its original form or with or subject to any modification thereof or addition thereto or condition approved or imposed by the court

InCentive or                  InCentive Capital Ltd, Zug, Switzerland
InCentive Capital

InCentive Offer               Smith & Nephew Group's public tender offer for all
                              publicly held InCentive Shares as described in the InCentive offer prospectus of the same date

InCentive Share(s)            Bearer share(s) of InCentive with a nominal value
                              of CHF 20 each

InCentive Shareholders        Persons holding InCentive Shares

InCentive Tender              The agreement between Smith & Nephew, Smith &
Agreement                     Nephew Group and the Major InCentive Shareholders,
                              dated 20 March 2003

InCentive Transaction         The agreement between Smith & Nephew, Smith &
Agreement                     Nephew Group and InCentive, dated 20 March 2003

Listing Particulars           The UK listing particulars dated 24 April 2003 of
                              Smith & Nephew Group relating to the issue of up to 1,260,000,000 New Ordinary Shares

Major InCentive               Mr Rene Braginsky, Mr Hans Kaiser (together with
Shareholders                  certain of his family members), [zurich]
                              Versicherungs-Gesellschaft acting for itself as well as for [zurich]
                              Lebensversicherungs-Gesellschaft and La Genevoise,
                              Compagnie d'Assurance sur la Vie, and III
                              Institutional Investors International Corp

NAV                           Net asset value

New ADSs                      New American Depositary Shares of Smith & Nephew
                              Group

New Ordinary Shares           Ordinary shares of Smith & Nephew Group with a
                              nominal value of GBP 0.125 each proposed to be issued credited as fully paid pursuant to the Court Scheme and the Offers

Offer Document                This offer prospectus dated 25 April 2003

Offers                        The Centerpulse Offer and the InCentive Offer

Regulations                   The UK Uncertificated Securities Regulations 2001

SESTA Federal Act on Stock Exchanges and Securities Trading of 24 March 1995, as amended

SESTO-FBC                     Ordinance of the Federal Banking Commission on
                              Stock Exchanges and Securities Trading of 25 June
                              1997, as amended

Settlement Date               Date of settlement of the Centerpulse Offer as
                              described in section K. "Execution of the Centerpulse Offer". The same settlement date applies for the InCentive Offer.

Smith & Nephew                Smith & Nephew plc, London, United Kingdom

Smith & Nephew Group          Smith & Nephew Group plc, registered office
                              London, United Kingdom, principal place of business Geneva

Smith & Nephew                Persons holding New Ordinary Shares
Group Shareholders

Smith & Nephew Share(s)       Ordinary share(s) of Smith & Nephew with a nominal
                              value of 12 2/9 pence each

Smith & Nephew                Persons holding Smith & Nephew Shares
Shareholders

Takeover Board                Swiss Commission for Public Takeover Offers

TOO Ordinance of the Takeover Board on Public Takeover Offers of 21 July 1997, as amended

Transaction                   The Court Scheme and the Offers

Trustee                       Smith & Nephew Trustee Limited, the trustee of the
                              Access Trust

TABLE OF CONTENTS

OFFER STRUCTURE                                                              2

REFERENCES / DOCUMENTS INCORPORATED                                          3

OFFER RESTRICTIONS                                                           4

ABBREVIATIONS AND DEFINITIONS                                                5

TABLE OF CONTENTS                                                            7

A.  GENERAL INFORMATION OF THE COMBINED GROUP                                8

B.  OFFER                                                                   14

C.  INFORMATION ON THE OFFEROR                                              18

D.  FINANCING                                                               29

E.  INFORMATION ON CENTERPULSE                                              30

F.  TAX CONSIDERATIONS                                                      32

G.  PUBLICATION                                                             33

H.  REPORT OF THE BOARD OF DIRECTORS OF CENTERPULSE AG PURSUANT
    TO ARTICLE 29 OF THE FEDERAL ACT ON STOCK EXCHANGES AND SECURITIES
    TRADING AND ARTICLES 29-32 OF THE ORDINANCE OF THE TAKEOVER BOARD
    ON PUBLIC TAKEOVER OFFERS                                               34

I.  REPORT OF THE REVIEW BODY PURSUANT TO ART. 25 OF THE FEDERAL
    ACT ON STOCK EXCHANGES AND SECURITIES TRADING                           36

J.  RECOMMENDATION OF THE SWISS TAKEOVER BOARD                              37

K.  EXECUTION OF THE CENTERPULSE OFFER                                      38

L.  INDICATIVE TIMETABLE                                                    40

M.  INFORMATION MATERIAL                                                    41

APPENDIX A: CORPORATE GOVERNANCE IN RELATION TO SMITH & NEPHEW GROUP        42

APPENDIX B: DESCRIPTION OF COMMON ACCESS SHARES                             44

APPENDIX C: FAIRNESS OPINION BY LEHMAN BROTHERS TO CENTERPULSE              52

APPENDIX D: FAIRNESS OPINION BY UBS WARBURG TO CENTERPULSE                  55

APPENDIX E: FAIRNESS OPINION BY KPMG TO CENTERPULSE                         61

APPENDIX F: U.S. PRELIMINARY PROSPECTUS / OFFER TO EXCHANGE                 65

A.   GENERAL INFORMATION OF THE COMBINED GROUP

1. INTRODUCTION

Smith & Nephew Group hereby submits a public tender offer in accordance with art. 22 et seq. SESTA for all publicly held Centerpulse Shares.

On 20 March 2003, the boards of Smith & Nephew and Centerpulse announced that they had agreed to combine their businesses to create a leading global orthopaedics company.

The Transaction will be implemented as follows:

..  Smith & Nephew, which is the current listed parent company of the Smith &
   Nephew operations, will be acquired by Smith & Nephew Group, a newly established holding company, pursuant to a Court Scheme under section 425 of the Companies Act under which all existing Smith & Nephew Shares will be replaced by the same number of New Ordinary Shares and Smith & Nephew Shareholders become Smith & Nephew Group Shareholders.

.. Smith & Nephew Group is making the Centerpulse Offer, as a result of which Centerpulse will become a subsidiary of Smith & Nephew Group and Centerpulse Shareholders accepting the offer will become Smith & Nephew Group Shareholders

.. Smith & Nephew Group is also making a public tender offer for all publicly held shares in InCentive, which is the largest shareholder of Centerpulse and holds approximately 18.9% of the share capital of Centerpulse, as a result of which InCentive will become a subsidiary of Smith & Nephew Group and InCentive Shareholders accepting the offer become Smith & Nephew Group Shareholders.

The following diagram shows the position at the beginning of the Transaction:

[GRAPHIC APPEARS HERE]

The following diagram shows the position following completion of the Court Scheme, the Centerpulse Offer and the InCentive Offer:

[GRAPHIC APPEARS HERE]

Under the terms of the Centerpulse Offer, Centerpulse Shareholders will receive:

for each Centerpulse Share          25.15 New Ordinary Shares and
                                    CHF 73.42 in cash.

Pursuant to the terms of the InCentive Offer, InCentive Shareholders will receive New Ordinary Shares and cash according to a formula described in the InCentive Offer Prospectus.

On the assumption that 100% of Centerpulse Shareholders and 100% of InCentive Shareholders accept the Centerpulse Offer and the InCentive Offer, respectively, and upon the Court Scheme becoming effective, Smith & Nephew Shareholders will hold approximately 76% of Smith & Nephew Group, and Centerpulse Shareholders and InCentive Shareholders will together hold approximately 24% of the share capital of Smith & Nephew Group.

Smith & Nephew Group has today released a separate offer document relating to the InCentive Offer.

2. INFORMATION ON SMITH & NEPHEW

Smith & Nephew is a global advanced medical devices company employing over 7,300 people with operations in 32 countries. Underlying sales growth in 2002 was 14%, with acquisitions adding a further 4%. Operating margins of continuing operations (before amortisation of goodwill and exceptional items) were 18%. It is structured in three divisions, Orthopaedics, Endoscopy and Advanced Wound Management, with principal manufacturing facilities in Tennessee and Massachusetts in the US, and Hull in the UK.

Orthopaedics is a global provider of reconstructive implant systems for knees, hips and shoulder joints, as well as trauma and clinical therapy products to help repair broken bones and damaged joints. This business strives to combine industry-leading technology with clinically proven products to deliver simpler, less invasive and more cost-effective procedures to the orthopaedic market. Smith & Nephew has 8% of the orthopaedic reconstructive implant and trauma markets and holds the No. 6 global ranking. In 2002, sales were GBP 470 million, an underlying sales increase of 20%, and EBITA before exceptional items was GBP 98 million.

Endoscopy is a world leader in the development and commercialisation of minimally invasive endoscopic surgery. This business is committed to reducing trauma and pain to the patient, reducing cost to healthcare systems, and providing better outcomes for surgeons and patients with its broad range of techniques and instruments for minimally invasive surgery, particularly of the joint. Smith & Nephew has 35% of the arthroscopy (joint) market and holds the leading worldwide position. In 2002, sales were GBP 292 million, an underlying sales increase of 10%, and EBITA before exceptional items was GBP 54 million.

Advanced Wound Management provides an advanced range of treatments for difficult to heal wounds. It develops innovative new solutions to chronic and acute wound management problems. Smith & Nephew has 21% of the advanced wound management market and has the leading worldwide position. In 2002, sales were GBP 322 million, an underlying increase of 11%, and EBITA before exceptional items was GBP 44 million.

Smith & Nephew also has investments in BSN Medical, a joint venture with Beiersdorf AG, and in AbilityOne Corporation, a rehabilitation business in which it holds a 21.5% interest. The share of operating profit before exceptional items attributable to Smith & Nephew in 2002 from these two investments was GBP 25 million.

Summary financial information as extracted from Smith & Nephew's audited consolidated 2002 results:

                                                                      Year to               Year to
                                                            31 December  2002      31 December 2001
                                                          -------------------   -------------------
Group turnover (continuing operations)                         GBP     1,084m        GBP       978m
EBITA before exceptional items
 (continuing operations including investments)                 GBP       221m        GBP       187m
Basic earnings per share
 before goodwill amortisation and exceptional items                    16.02p                13.96p
Shareholders' funds                                            GBP       517m        GBP       405m
Net debt                                                       GBP       277m        GBP       244m

The three last annual reports can be obtained free of charge (see www.smith-nephew.com). There has been no significant alteration in Smith & Nephew's assets and liabilities, financial position, profits and losses and prospects since the last published annual report until 16 April 2003.

3. INFORMATION ON CENTERPULSE

Centerpulse, formerly Sulzer Medica Ltd, is a leading medical technology group employing over 2,800 employees globally, which serves the reconstructive joint, spinal and dental implant markets. Following the divestiture of its Cardiovascular Division, which was concluded in January 2003, the group is organised into three divisions: Orthopaedics, Spine-Tech and Dental. Centerpulse, which is headquartered in Switzerland and has a history of technological leadership in its principal areas of activity, has five production facilities in Switzerland, the US and France.

The company's largest division is Orthopaedics, which focuses on joint care and includes the traditionally strong hip and knee implant businesses. Centerpulse estimates that it has a leading market share of the European implant market of approximately 22%. In 2002, the Orthopaedics Division reported total sales of CHF 923 million, of which CHF 542 million was in Europe. The currency adjusted sales growth for 2002 was 14%.

The Spine-Tech Division offers a full range of spinal implant systems primarily in the US, and has an estimated global market share of approximately 7%. In 2002, the Spine-Tech Division had sales of CHF 179 million, and underlying currency adjusted growth of 10%.

The Dental Division, producing mainly dental implants, serves primarily the US and European markets and occupies the No 4 position globally, with an estimated market share of approximately 12%. In 2002, the Dental Division had sales of CHF 131 million, a currency adjusted increase of 18%.

Key Financial Figures of Centerpulse based on audited, consolidated results
2002:

                                                                      Year to               Year to
                                                             31 December 2002      31 December 2001
                                                          -------------------   -------------------
Group turnover (continuing operations)                             CHF 1,241m            CHF 1,158m
EBITA before exceptional items (continuing operations)               CHF 228m              CHF 107m
Profit/(loss) before tax                                             CHF 376m          CHF (1,645)m
Basic earnings per share                                            CHF 33.10           CHF (119.62)
Net assets                                                         CHF 1,278m                  791m
Net debt (cash)                                                      CHF 358m             CHF (61)m

InCentive, an investment company listed on the SWX Swiss Exchange, holds 2,237,577 Centerpulse Shares which represents approximately 18.9% of the issued share capital of Centerpulse. In its full year 2002 results, InCentive reported a group gain of CHF 178 million. InCentive calculates its net asset value on a weekly basis. The net asset value per InCentive Share on the dates closest to the pre-announcement of 20 March 2003 were CHF 344.33 on 14 March 2003 and CHF
345.13 on 21 March 2003.

4. BACKGROUND TO AND REASONS FOR THE CENTERPULSE OFFER

The combination of Smith & Nephew and Centerpulse will create a global leader in the USD 14 billion orthopaedics market, with the Combined Group rising to a No. 3 market share position. In bringing together two complementary businesses and transforming their scale, this transaction offers significant strategic and value creation opportunities.

Market Dynamics
The orthopaedic implant market continues to be one of the fastest growing medical technology sectors, with estimated global growth of 15% in 2002. In most developed countries there are some common drivers:

.. Demographics of an ageing population, with the population aged 50-69 projected to increase by nearly 3% per annum for the foreseeable future

.. Improved quality of life expectations, with patients also being better informed of the benefits of orthopaedic surgery due to the Internet, media, and word of mouth

.. An expanding patient pool, due to an increase in active lifestyles and new longer-lasting materials such as improved bearing surfaces in orthopaedics and bioresorbables in arthroscopy that are encouraging surgeons to treat younger and more active patients

.. An increasing incidence of osteoarthritis, combined with less invasive surgery trends and continued growth in surgeon familiarity with implant surgery

.. An increasing need for revision surgeries, as patients from the first orthopaedic boom in the late 80s require revision procedures

Global Scale and Increased Geographic Reach in Reconstructive Implants
Building on Centerpulse's market leading position in Europe and Smith & Nephew's significant presence in the US, the Combined Group will become the fourth largest global reconstructive implant company with a market share of approximately 18%. In Europe, the Combined Group will be a market leader in reconstructive implants with a market share of approximately 26%. It will become No. 4 overall in reconstructive implants in the US with a market share of 14% and have an enhanced position in Japan.

Centerpulse's particular geographic strength is in Europe, based on strong surgeon relationships developed over many years, along with an outstanding reputation for service. Centerpulse also has significant manufacturing and research and development facilities, located in Winterthur, Switzerland. This provides a major European facility, which will continue as a key centre for the long-term benefit of the Combined Group.

In addition, the two businesses fit together well in the US. Centerpulse, which has a smaller share of the US market, is particularly well-established in the Southern states, complementing the strong presence of Smith & Nephew.

The combination will also double the scale of the Combined Group's business in the important Japanese market, where Smith & Nephew has a strong position in trauma and Centerpulse is well positioned in reconstructive implants.

Complementary Product Lines
The fit between the two companies' product lines is excellent. Centerpulse is strong in hips, with pioneering positions in metal-on-metal and highly cross-linked polyethylene, as well as extensive developments under way in less invasive procedures and in larger heads giving greater range of motion. Whilst Smith & Nephew is also strong in hips, it has particular strength in knees, with the revolutionary Oxinium product setting new standards for innovation and longevity. Leveraging the specific strengths of each company's sales relationships into new and existing accounts with this expanded product range is anticipated to lead to significant cross-selling opportunities.

Both companies have a strong tradition of technological innovation and, when combined, they will possess one of the most innovative product line-ups in global orthopaedics, including:

.. The broadest range of wear reducing joint implant bearing surfaces (Oxinium, Durasul, Metasul)

..  Unique minimally invasive knee surgery products (Unispacer, Accuris)

..  Proven total joint brands (Genesis II, Natural Knee, CLS, Alloclassic,
   Spectron, Reflection, Synergy)

..  Computer Assisted Surgery technology (Navitrack, Achieve)

..  Advanced trauma devices (TriGen, Taylor Spatial Frame, OrthoGuard AB, Exogen)

Expansion in the Fast-Growing Spinal Segment
Centerpulse's global No. 5 position in spinal implants provides the Combined Group with an enhanced platform for growth in the fastest growing segment of the orthopaedics market. In 2001, the US and European spine market was estimated to be worth USD 1.7 billion. Centerpulse entered the spinal market in 1998 through the acquisition of Spine-Tech Inc., which brought with it the market leading lumbar fusion cage. Spine-Tech now offers a full range of products in the spinal implant market with devices for lumbar and cervical fixation, allografts and stabilisation devices. The spine business is well placed for growth in a rapidly expanding market.

Dental
Centerpulse's Dental Division occupies the No. 4 position globally in the dental implant market with a market share of approximately 12%. It primarily serves the US market and had sales of CHF 131 million in 2002, an underlying increase of 18%. The global market for dental implants is currently growing at 15% per annum and the Dental Division is well positioned for further growth.

Value Creation Opportunities
Significant value is expected to be created for the Combined Group's shareholders in three key areas: integration cost savings, sales and marketing opportunities and the longer term scale advantages of being a leading orthopaedics company.

At the Combined Group level, integration cost savings are expected to amount to GBP 45 million per annum by 2005, requiring exceptional cash costs of GBP 130 million to implement. These will enable the Combined Group to target an improvement of its pre-goodwill operating margin to 23% by 2005/6, up from Smith & Nephew's previous guidance of 21%, and with stronger cash generation. This is expected to enhance earnings per share of the Combined Group (before amortisation of goodwill and exceptional integration costs) by mid single digits in 2004 and approaching double digits in 2005 when the post-tax return on investment is expected to meet Smith & Nephew Group's weighted average cost of capital. The Combined Group's tax rate is expected to be 29% going forward.

Opportunities to combine the organisations to present a significant force in orthopaedics in each of the key markets, the US, Europe and Japan, have been identified. The combination of each company's sales relationships in existing accounts with the expanded product range is expected to lead to an increase in sales force productivity and opportunities to launch innovative products across an expanded sales force. Extending proprietary technologies such as Oxinium, Durasul and Metasul throughout the product range is expected to develop improved demand for the Combined Group's products. These opportunities, together with related cost savings, will enable the Orthopaedics Division to target a pre-goodwill operating margin of 27% by 2005/6.

Longer term, the opportunity to develop and manufacture a unified range of next generation products will lead to further benefits. The enhanced scale of the Combined Group's strategic research and development will enable it to invest at the forefront of orthopaedic product development and its increased market presence will enable a stronger profile to be built with major customer groups.

Benefits for all Stakeholders
The directors of both Smith & Nephew and Centerpulse believe that, in addition to creating value for shareholders of the Combined Group, this transaction will deliver significant benefits for patients, surgeons, hospitals and employees:

.. Patients will benefit from the pooling of research and development activities, resulting in more targeted and more optimised product development which is expected to deliver enhanced product performance.

.. Surgeons and hospitals should benefit from a wider product offering, broader infrastructure and enhanced delivery of services and solutions.

.. Employees will benefit from being part of one of the world's leading orthopaedic groups, operating in a dynamic and fast-growing industry and with the resources and depth to compete with other market leaders in the sector.

B.   OFFER

1. PRE-ANNOUNCEMENT

The Centerpulse Offer was pre-announced in the electronic media on 20 March 2003 and in the press on 22 March 2003 in accordance with art. 7 et seq. TOO.

2. STRUCTURE AND SCOPE OF CENTERPULSE OFFER

Smith & Nephew Group is offering 25.15 New Ordinary Shares and CHF 73.42 in cash in respect of each Centerpulse Share so that Centerpulse Shareholders and InCentive Shareholders will collectively own up to 24% of the share capital of Smith & Nephew Group. Holders of Centerpulse ADSs will be entitled to receive
2.515 New ADSs per Centerpulse ADS and the U.S. dollar equivalent of CHF 7.342 in cash.

Each accepting Centerpulse Shareholder will also be entitled to a beneficial interest in one Common Access Share for each New Ordinary Share received. Each New Ordinary Share will entitle the holder, as an alternative to being paid a dividend by Smith & Nephew Group, to elect to be paid that dividend by Smith & Nephew, a company resident in the United Kingdom. This right is afforded to each holder of New Ordinary Shares by means of the Common Access Shares issued by Smith & Nephew which are held on trust for all ordinary shareholders of Smith & Nephew Group in a dividend access trust. This right transfers to the new holder upon any transfer of a New Ordinary Share. Shareholders with registered addresses outside Switzerland will (unless their New Ordinary Shares are held through a Swiss clearing system) be deemed to have made such an election unless they elect otherwise. Further details of the Common Access Shares are described in section C. "Information on the Offeror" of this Offer Document.

3. CENTERPULSE SHARES SUBJECT TO THE CENTERPULSE OFFER

The Centerpulse Offer applies to all publicly held Centerpulse Shares (excluding treasury shares held by Centerpulse, 42'652 Centerpulse Shares as per 16 April
2003).

4. OFFER PRICE

The price offered for each Centerpulse Share comprises:

..    25.15 New Ordinary Shares; and

..    CHF 73.42 in cash.

The value of the Centerpulse Offer (in CHF) will fluctuate over time as its share component is depending on the development of the price of the Smith & Nephew Shares and the CHF/GBP exchange rate. At the time of the pre-announcement of the Centerpulse Offer on 20 March 2003 the value amounted to CHF 282.37. For compliance with minimal price regulation please refer to section I. "Report of the Review Body pursuant to Art. 25 of the Federal Act on Stock Exchanges and Securities Trading".

Mix and Match
Accepting Centerpulse Shareholders (including holders of Centerpulse ADSs) under the Centerpulse Offer and accepting InCentive Shareholders under the InCentive Offer (together the "Accepting Shareholders") may elect to take fewer New Ordinary Shares or more New Ordinary Shares than their basic entitlement under the relevant Offer, but elections under both Offers (taken together) to take more New Ordinary Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both Offers (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together referred to as the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of New Ordinary Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period and, for the purposes of these calculations, the value per New Ordinary Share shall be CHF 8.29, the same as the closing middle market price of a Smith & Nephew Share on the day immediately prior to the pre-announcement of the Offers of 381.25 pence.

Accepting Shareholders can (for each share tendered) elect from the following mix and match alternatives: (a) basic entitlement, (b) as many New Ordinary Shares as possible and (c) as much cash as possible. Accepting Shareholders can submit their mix and match election until the end of the additional acceptance period which is expected to be on or about 11 July 2003. Accepting Shareholders not having submitted a mix and match election are deemed to have elected to take their basic entitlement of New Ordinary Shares and cash.

Fractional Entitlements under the Offers
Fractions of New Ordinary Shares will not be allotted or issued to Accepting Shareholders but will be aggregated and sold in the market and the net proceeds of sale distributed on a pro rata basis to the Accepting Shareholders who are entitled to them under the Offers.

Dilution
The offer price will be adjusted for any dilutive effects in respect of the Centerpulse Shares or the Smith & Nephew Shares (except for shares issued in respect of management options granted under the Centerpulse or Smith & Nephew employee share schemes and disclosed in the Centerpulse or Smith & Nephew financial statements for the financial year 2002), including dividend payments (except for dividends already declared by Smith & Nephew or an interim dividend hereafter declared by Smith & Nephew in the normal course consistent with past practice), capital increases below market value, or the issuance of options (except for management options issued under the Smith & Nephew employee share schemes in the normal course consistent with past practice), warrants, convertible securities and other rights of any kind to acquire Centerpulse Shares or Smith & Nephew Shares as the case may be.

5. DESCRIPTION OF NEW ORDINARY SHARES

Each New Ordinary Share carries one vote at the general shareholders' meetings of Smith & Nephew Group. Subject to the Common Access Share Structure described in Appendix B, the holders of New Ordinary Shares are entitled to participate rateably in any dividends which may be declared on New Ordinary Shares by the general shareholders' meeting of Smith & Nephew Group and, in the event of liquidation, dissolution or winding-up or other distribution of assets or property of Smith & Nephew Group, to a pro-rata share of the assets of Smith & Nephew Group after payment of all liabilities and obligations (subject to the rights of any class of shares ranking in priority to the New Ordinary Shares) (see also section C.6. "Share Capital of the Smith & Nephew Group").

6. HISTORICAL SHARE PRICE DEVELOPMENT

The following table illustrates the historical share price development of Smith & Nephew Shares:

Smith & Nephew

(in pence)             2000      2001      2002      2003*
                      ------------------------------------
High                    330       420       436        421
Low                     161       290       292        325

The opening price of Smith & Nephew Shares on 19 March 2003 (the last trading day prior to pre-announcement on 20 March 2003) quoted on the Daily Official List of the London Stock Exchange was 386.5 pence and the closing price was
381.25 pence.

*  Between 1 January 2003 and 16 April 2003.

Source: Bloomberg

The following table illustrates the historical share price development of Centerpulse Shares:

Centerpulse

(in CHF)               2000      2001    2002    2003*
                      --------------------------------
High                    553       447     259      299
Low                     279        31      66      205

The opening price of Centerpulse Shares on 19 March 2003 (the last trading day prior to pre-announcement on 20 March 2003) on the SWX Swiss Exchange was CHF 270 and the closing price was CHF 277.

*  Between 1 January 2003 and 16 April 2003.

Source: Bloomberg

7. OFFER PERIOD

From 25 April 2003 to 24 June 2003, 4 pm CET.

With the prior approval of the Takeover Board, Smith & Nephew Group reserves the right to extend the offer period beyond 40 trading days. In such an event the Settlement Date will be postponed accordingly (see also section K. "Indicative Timetable").

8. ADDITIONAL ACCEPTANCE PERIOD

If the conditions of the Centerpulse Offer as described below are fulfilled or waived upon expiry of the offer period, there will be an additional acceptance period of 10 trading days, expected to be from 30 June 2003 to 11 July 2003, 4 pm CET.

9. CONDITIONS

The Centerpulse Offer is subject to the following conditions:

1.   The general meetings of Smith & Nephew shareholders having:

     a) approved the transactions contemplated by the Centerpulse Combination Agreement; and

     b) passed the necessary resolutions to effect a Court Scheme under which Smith & Nephew will become a wholly owned subsidiary of Smith & Nephew Group;

     and the Court Scheme having become effective.

2. The New Ordinary Shares to be issued in connection with the Centerpulse Offer having been admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange and the listing of the New ADSs on the New York Stock Exchange having been approved.

3. All competent EU, US and other foreign authorities having approved and/or granted clearance of the acquisition of Centerpulse without a party being required to meet any condition or requirement giving rise to (a) costs and/or loss of earnings before interest, tax and amortisation ("EBITA") in excess of CHF 23 million in the aggregate; or (b) a decrease in consolidated turnover of CHF 75 million in the aggregate of the Combined Group. In addition, no orders or directions by any court or other authority prohibiting the completion of the Centerpulse Offer having been issued.

4. The Registration Statement on Form F-4 to be filed by Smith & Nephew Group with the Securities and Exchange Commission ("SEC") in connection with the offer to Centerpulse shareholders located in the U.S. and the holders of Centerpulse Shares represented by Centerpulse ADSs (the "Registration Statement") having become effective in accordance with the provisions of the US Securities Act of 1933, as amended; no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC and not concluded or withdrawn.

5. Smith & Nephew Group having received valid acceptances for at least 75% of the total number of the Centerpulse Shares outstanding (including Centerpulse Shares represented by Centerpulse ADSs and, provided the InCentive Offer has become unconditional, Centerpulse Shares held by InCentive) on a fully diluted basis at the expiry of the (possibly extended) offer period.

6. Three of Centerpulse's current board members having resigned from Centerpulse's board subject to completion of the Centerpulse Offer, and the other board members having entered into a fiduciary arrangement with Smith & Nephew Group covering the period until a Centerpulse general meeting will have resolved to elect the persons proposed by Smith & Nephew Group to the board of Centerpulse, subject to completion of the Centerpulse Offer.

7. Centerpulse until the end of the (possibly extended) offer period (except for extensions beyond the statutory 40 day trading period solely as a result of the Court Scheme not having become effective) not having:

     a) become subject to a mandated recall for a product, the consolidated turnover of which product family exceeded CHF 75 million in Centerpulse's consolidated prior year results and such recall having resulted, or, according to the opinion of an investment bank or accounting firm of international repute to be appointed by Smith & Nephew Group with the consent of Centerpulse (the "Expert"), likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million; or

     b) suffered a disablement of its manufacturing facilities in Winterthur or Austin having resulted, or, according to the opinion of the Expert, being likely to result, in costs and/or loss of EBITA (after insurance payable to Centerpulse) in excess of CHF 23 million.

Smith & Nephew Group reserves the right to waive one or more of the conditions set out above (other than condition 1, 2, 3 as to the requirement to obtain merger approval as such and 4) either in whole or in part, or to withdraw the Centerpulse Offer if one or more of the above conditions is not met.

All conditions above shall be suspensive within the meaning of art. 13 para. 1 TOO. The Centerpulse Offer will lapse if the conditions as defined above have not been fulfilled or waived by Smith & Nephew Group by the expiry of the (possibly extended) offer period.

10. INCENTIVE OFFER

On the same date as the announcement of the Centerpulse Offer, Smith & Nephew and Smith & Nephew Group entered into a separate transaction agreement, (the "InCentive Transaction Agreement") with InCentive. Under the InCentive Transaction Agreement, Smith & Nephew and Smith & Nephew Group have undertaken to launch the InCentive Offer on or about 25 April 2003 for all publicly held InCentive Shares.

InCentive, an investment company listed on the SWX Swiss Exchange, holds approximately 18.9% of the share capital of Centerpulse. Shareholders representing 77% of InCentive's issued share capital have irrevocably undertaken to accept the InCentive Offer. InCentive's portfolio is currently being rationalised so as to comprise Centerpulse Shares and cash on the Settlement Date, and the terms of the InCentive Offer are such that in respect of its holding in Centerpulse they will reflect the terms of Smith & Nephew Group's offer for Centerpulse itself. InCentive Shareholders will, therefore, not receive a premium for the Centerpulse Shares held by InCentive in relation to the other Centerpulse Shareholders.

C.   INFORMATION ON THE OFFEROR

Copies of the memorandum of association and of the articles of association of Smith & Nephew Group, which were adopted by a special resolution dated 14 April 2003, can be obtained free of charge at the addresses mentioned at the end of this Offer Document. Appendix A contains further information about corporate governance and Appendix B contains further information about the Common Access Shares.

The following information should not be construed as being complete and is qualified in its entirety by reference to English common law, statute and regulation (in particular, the Companies Act), the Listing Rules of the UK Listing Authority, the City Code on Takeovers and Mergers, the Listing Particulars and the memorandum and articles of association of Smith & Nephew Group.

1. CORPORATE NAME / REGISTERED OFFICE

Smith & Nephew Group is a company limited by shares which was incorporated for an indefinite period of time and registered under the laws of England and Wales with registered number 4348753 on 8 January 2002 under the name Meadowclean Limited. On 20 March 2003 Meadowclean Limited changed its name to Smith & Nephew Group Limited and on 2 April 2003 it was re-registered as a public limited company. The registered office is located at 15 Adam Street, London WC2N 6LA (United Kingdom) and the principal place of business is currently at Route du Moulin de la Ratte 122, 1236 Cartigny / Geneva (Switzerland).

Smith & Nephew is a company limited by shares incorporated under the laws of England and Wales with registered number 324357. The registered office is located at 15 Adam Street, London WC2N 6LA (United Kingdom).

2. COURT SCHEME

Smith & Nephew is to be acquired by Smith & Nephew Group pursuant to the Court Scheme, as a result of which Smith & Nephew Group will become the new holding company of the Combined Group. Pursuant to the Court Scheme, all existing Smith & Nephew Shares will be cancelled and replaced with the same number of New Ordinary Shares. As a result, Smith & Nephew Shareholders will receive the same number of New Ordinary Shares, with the same economic and voting rights (subject to the Common Access Share structure described in Appendix B). Holders of Smith & Nephew American Depositary Shares will continue to hold the same number of American Depositary Shares with the same economic rights in Smith & Nephew Group (subject to the Common Access Share structure described in Appendix B). The other rights attaching to the New Ordinary Shares are substantially the same as those attaching to the existing Smith & Nephew Shares except for minor modifications, which have been made to the Smith & Nephew Group Articles to reflect current practice. Similarly, the other rights attaching to the New ADSs are the same as those attaching to the existing Smith & Nephew American Depositary Shares.

The Court Scheme itself will have no immediate impact on the management of the Group as all of the existing directors of Smith & Nephew (excepting Sir Tim Lankester) will become directors of Smith & Nephew Group. In addition, on completion of the Centerpulse Offer, Dr Max Link and Rene Braginsky will also join the board of Smith & Nephew Group.

The Court Scheme will not be implemented if the conditions to the Centerpulse Offer are not satisfied or (where permissible) waived. The Offers are themselves conditional upon the Court Scheme having become effective.

To be implemented, the Court Scheme requires consent of Smith & Nephew Shareholders; for this purpose a court convened meeting of Smith & Nephew Shareholders is being convened for on or about 19 May 2003 to be held at the offices of Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA.

3. PURPOSE

The memorandum of association of Smith & Nephew Group provides that Smith & Nephew Group's principal objects are to carry on the business of a holding company and to co-ordinate and regulate the activities and businesses of subsidiary and associated companies for the time being and the financing of such companies. The objects of Smith & Nephew Group are set out in full in clause 4 of the memorandum of association of Smith & Nephew Group.

4. BUSINESS ACTIVITIES

Please refer to section A.2. "Information on Smith & Nephew" of this Offer Document.

5. SHARE CAPITAL OF SMITH & Nephew

As at 1 January 2003 the authorized share capital of Smith & Nephew was GBP 150,000,000 and at the same date the issued share capital was GBP 113,614,997.49 made up of 929,577,252 ordinary shares of 12 2/9 pence each and 268,500 preference shares of GBP 1 each.

From 31 December 2002 to and including 7 April 2003 674,732 shares have been issued under the Smith & Nephew share schemes.

6. SHARE CAPITAL OF SMITH & NEPHEW GROUP

a) Overview
The following table sets out the authorised, issued and fully paid share capital of Smith & Nephew Group as it is at present, and as it will be following completion of the Offers based on the assumptions that:

a)   the Court Scheme becomes effective
b) Smith & Nephew Group acquires the entire issued and to be issued share capital of Centerpulse under the terms of the Centerpulse Offer;
c) Smith & Nephew Group acquires the entire issued and to be issued share capital of InCentive under the terms of the InCentive Offer;
d) no future shares in Smith & Nephew are issued pursuant to options, rights of conversion or otherwise between the date hereof and the date the Court Scheme becomes effective;
e) all of the existing redeemable preference shares of Smith & Nephew Group are redeemed at par and cancelled following completion of the Offers:

                                                                     Authorised                             Issued
                                                          ---------------------------------   ---------------------------------
                                                              Number            Nominal            Number           Nominal
                                                             of shares        amount (GBP)       of shares        amount (GBP)
                                                          ---------------   ---------------   ---------------   ---------------
AS AT 16 APRIL 2003*
Ordinary Shares                                                         3                 3                 3                 3
5 1/2% Non-redeemable Preference Shares                            13,298            13,298            13,298            13,298
5 1/2% Redeemable Preference Shares                                36,699            36,699            36,699            36,699

ON COMPLETION OF THE TRANSACTION
New Ordinary Shares                                         1,680,000,000       280,000,000     1,228,183,957       153,517,370
5 1/2% Non-redeemable Preference Shares                               NIL               NIL               NIL               NIL
5 1/2% Redeemable Preference Shares                                   NIL               NIL               NIL               NIL

*  Smith & Nephew Group currently has 3 shareholders:

1) Antoine Vidts, Zuurstraat 26, 9400 Ninove, Belgium (2 ordinary voting shares)
2) Pierre Chapatte, Route du Moulin de la Ratte 122, 1236 Cartigny / Geneva, Switzerland (1 ordinary voting share)
3) Cazenove & Co. Ltd, 12, Tokenhouse Yard, London EC2R 7AN, United Kingdom (49,997 non-voting preference shares)

Shareholders no. (1) and (2) became shareholders on 18 March 2003. Shareholder no. (3) became a shareholder on 18 March 2003 in order to inject the share capital required for Smith & Nephew Group to qualify for re-registration as a public limited company ("plc") which was obtained on 2 April 2003. Conditional upon the Court Scheme becoming effective and the New Ordinary Shares being issued and admitted to the Official List, the non-redeemable preference shares and the ordinary shares set out above will be divided or re-classified (as required) into ordinary shares of 12.50 pence each. Shareholder no. 3 will transfer its 106,384 ordinary shares of 12.50 pence resulting from the division or reclassification to the nominees of one of Smith & Nephew Group's new employee benefit trusts at the fair market value for an equal number of New Ordinary Shares on the day prior to such transfer. At the same time shareholders no. (1) and (2) will transfer their 24 ordinary shares of 12.50 pence resulting from the division or reclassification to the nominees of one of Smith & Nephew Group's new employee benefit trusts at the fair market value for an equal number of New Ordinary Shares on the day prior to such transfer. The 36,699 redeemable preference shares will be redeemed at par together with accrued dividends.

b) Share Voting
Subject to disenfranchisement in the event of non-compliance with a disclosure notice requiring disclosure of interests in any shares in certain circumstances, as described below, prohibiting the recipient from attending and voting at general or class meetings, as described below, and subject to any special terms for voting on which any ordinary shares of Smith & Nephew Group may have been issued or may for the time being be held, at a general meeting on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative or proxy not being himself a member shall have one vote and, on a poll, every member so present in person or by proxy shall have one vote for every Smith & Nephew Group ordinary share of which he is the holder.

In the case of joint holders, the vote of the person whose name stands first in the register of members and who tenders a vote whether in person or by proxy will be accepted to the exclusion of any votes tendered by the other holders.

c) Rights of New Ordinary Shares
Each New Ordinary Share shall, subject as described in the immediately following paragraph, entitle the holder to a pro-rata share of all dividends declared in respect of the ordinary share capital of Smith & Nephew Group, to a vote on all matters to be considered by the ordinary shareholders of Smith & Nephew Group, to receive notices of and to attend and vote at general meetings of Smith & Nephew Group, on a winding up of the Smith & Nephew Group, to be repaid (subject to sufficient assets being available for distribution) the nominal amount paid in on the share and to share pro-rata in any surplus assets of the Smith & Nephew Group (subject to the rights of any class of shares ranking in priority to the New Ordinary Shares).

Each New Ordinary Share shall also entitle the holder, as an alternative to being paid a dividend by Smith & Nephew Group, to elect to be paid that dividend by Smith & Nephew, a company resident in the United Kingdom. This right is afforded to each holder of New Ordinary Shares by means of Common Access Shares issued by Smith & Nephew, which are held on trust for all ordinary shareholders of Smith & Nephew Group in an access trust. Each Smith & Nephew Group Shareholder will be beneficially entitled to one Common Access Share for each New Ordinary Share held (as further described in Appendix B).

d) Restrictions on New Ordinary Shares
Subject to the provisions of the Companies Act, the Companies Act 1989, the Regulations and all other statutes, orders, regulations or other subordinate legislation for the time being in force concerning companies registered under the Companies Act 1985 so far as they apply to Smith & Nephew Group (together, the "Acts") and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as Smith & Nephew Group may by ordinary resolution determine, or in the absence of such determination, or so far as any such resolution does not make specific provision, as the Directors may determine.

e) Disclosure of Interests
Section 198 of the Companies Act provides that a person who acquires an interest of 3% or more of any class of shares that comprise part of a company's "relevant share capital" (i.e., the company's issued share capital carrying the right to vote in all circumstances at a general meeting of the company) is required to notify the company of its interest within two business days following the day on which the notification obligation arises. After the 3% level is exceeded, similar notifications must be made in respect of increases or decreases which take the interest through any whole percentage point.

Section 212 of the Companies Act allows a public company to serve a notice on any person holding shares in its relevant share capital or appearing to be interested in such shares, requiring that person to provide certain information relating to the persons interested in such shares. If a member, or any other person appearing to be interested in shares held by that member, has been given a notice under section 212 and has failed in relation to any shares (the "Default shares") to give Smith & Nephew Group the information thereby required within 14 days from the date of giving the notice, the Directors may apply sanctions.

The sanctions available are the suspension of voting (either in person or by representative or proxy) and other rights conferred by membership in relation to meetings of Smith & Nephew Group or in relation to any meeting of the holders of any class of shares and, where the Default shares represent 0.25% or less of their class, only the suspension of voting and other rights referred to above.

f) Transfer of Shares
Smith & Nephew Group Shares in certificated form may be transferred by an instrument of transfer which may be in any usual form or in any other form of which the Directors approve. The instrument of transfer must be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. Shares in uncertificated form may be transferred by means of a relevant system (defined in the Regulations). The Directors may, in their absolute discretion and without giving any reason, refuse to register the transfer of a share in certificated form which is not fully paid, provided that if the share is listed on the Official List of the UK Listing Authority, such refusal does not prevent dealings in the shares of that class from taking place on an open and proper basis. The Directors may decline to register any person as a holder of any share in Smith & Nephew Group unless the person has furnished to the board a signed declaration together with such supporting evidence as the board may require, stating the name of any person who has an "Interest" in any such share. A person will be deemed to have an Interest in the share if it would be a notifiable interest under Part VI of the Companies Act or an Interest referred to in section 209(1)(a),(b),(c),(d) or (h) of the Companies Act, but the holder shall not be deemed to have an Interest in the shares in which the holder's spouse, infant child or step child (or in Scotland - pupil or minor) is interested as a result of that relationship or which he holds as a custodian or bare trustee (or its equivalent outside of England and Wales). The Directors may also so refuse to register the transfer of a share in certificated form unless the instrument of transfer is in respect of only one class of share, is in favour of no more than four transferees, is lodged, duly stamped, at the registered office of Smith & Nephew Group or such other place as the Directors may appoint and is accompanied by the share certificate relative to the share to be transferred and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. Subject to the requirements of the UK Listing Authority, the Directors may refuse to register a transfer of a share in uncertificated form in any circumstance permitted by the Regulations or a transfer in favour of more than four persons jointly. Subject to the Companies Acts, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods (not exceeding 30 days in any year) as the Directors may determine.

g) Variation of Rights
Subject to the Companies Act, if at any time the share capital of Smith & Nephew Group is divided into different classes of shares, the rights attached to any class may be varied in such manner (if any) as may be provided by those rights or, in the absence of such provisions, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise. To every such separate meeting, the provisions of the articles of association of Smith & Nephew Group relating to general meetings shall apply except that the necessary quorum at any such meeting shall be holdings representing by proxy at least one third in nominal value of the issued share capital of the class in question. At an adjourned meeting, one person holding shares of the class in question or his proxy is a quorum. The rights attached to any class of shares shall, unless otherwise expressly provided by the right attached to any class of shares, or by the terms upon which such shares are for the time being held, be deemed not to be varied by the creation or issue of further shares ranking pari passu therewith.

h) Alteration of Capital
Smith & Nephew Group may (subject to the Companies Act and the provisions of its articles of association), by ordinary resolution, increase its share capital, consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares, sub-divide its shares (or any of them) into shares of smaller amounts, determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage as compared with the others, cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. Subject to the Companies Act, Smith & Nephew Group may by special resolution reduce its share capital, any capital redemption reserve and any share premium account, in any way. Subject to the Companies Act and the requirements of the UK Listing Authority, Smith & Nephew Group may purchase its own shares (including redeemable shares).

On any consolidation, division, subdivision, cancellation purchase or reduction of share capital, Smith & Nephew Group shall procure the passing of a resolution by Smith & Nephew effecting a similar consolidation, division subdivision, cancellation, purchase or reduction of the relevant number of Common Access Shares.

i) Issue of Shares
Subject to the Companies Act and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as Smith & Nephew Group may by ordinary resolution determine (or, if Smith & Nephew Group has not so determined, as the Directors may determine). Subject to the Companies Act, any share may be issued which is, or is liable to be, redeemed at the option of Smith & Nephew Group or the holder in accordance with the articles of association of Smith & Nephew Group. Subject to the Companies Act and to the articles of association of Smith & Nephew Group, the unissued shares shall be at the disposal of the Directors.

The Companies Act confers on shareholders, to the extent not disapplied, rights of pre-emption in respect of the issue of equity securities that are, or are to be, paid up wholly in cash. The term "equity securities" means: (i) shares other than shares which, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution and other than shares allotted pursuant to an employees' share scheme; and (ii) rights to subscribe for, or to convert securities into, such shares. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a maximum period not exceeding five years. The board of Smith & Nephew Group has been given authority by the shareholders to allot shares equal to approximately 5% of the company's capital following completion of the Offers on a non pre-emptive basis.

j) Untraced Shareholders
Smith & Nephew Group may, after advertising its intention in the manner and for such a period as is prescribed in the articles of association of Smith & Nephew Group (and having informed the UK Listing Authority of that intention), sell any shares if the shares have been held by a member for at least 12 years and during that period at least three dividends have become payable on them, no dividends have been claimed or satisfied and Smith & Nephew Group has not received any communication during the relevant periods from the holder of the shares or any person entitled to them by transmission.

k) Takeover Provisions
Under the City Code on Takeovers and Mergers, a person who acquires shares which (when taken together with shares held by persons acting in concert with him) carry 30% or more of the voting rights of Smith & Nephew Group will be obliged to extend an offer to all of the holders of shares of that class in Smith & Nephew Group to acquire their shares in the company.

The Companies Act allows an offeror who makes an offer for all of the shares of a company (or of a particular class) to acquire compulsorily the shares of non-accepting shareholders if the offeror has acquired 90% of the shares to which the offer relates. In addition, a previously non-accepting holder has the right to require the offeror to buy his shares if the offeror has obtained 90% of all the shares of the company or of the class of shares in respect of which the offer was made. In each case, the sale and purchase is made at the same price at which the original offer to shareholders was made.

7. BOARD OF SMITH & NEPHEW GROUP

The board of Smith & Nephew Group currently consists of the directors listed below and Mr Antoine Vidts and Mr Pierre Chapatte. Messrs. Vidts and Chapatte will resign as directors upon completion of the Transaction.

The board of Smith & Nephew Group will have overall corporate responsibility for the Combined Group. The board comprises a balance of 2 executive and 6 non-executive directors (excluding Messrs. Vidts and Chapatte).

DIRECTORS
Dudley Graham Eustace                            Chairman
Christopher John O'Donnell                       Chief Executive
Peter Hooley                                     Finance Director
Dr Pamela Josephine Kirby                        Non-Executive Director
Warren Decatur Knowlton                          Non-Executive Director
Brian Paul Larcombe                              Non-Executive Director
Richard Urbain De Schutter                       Non-Executive Director
Dr Rolf Wilhelm Heinrich Stomberg                Non-Executive Director

Additionally to the abovementioned directors the following persons will be appointed by way of co-option to the board of Smith & Nephew Group following completion of the Transaction: Dr Max Link, chairman of the board and chief executive officer of Centerpulse and Mr Rene Braginsky, member of the board of Centerpulse and chief executive officer of InCentive. The confirmation of their appointment will be proposed to the next shareholders' meeting of Smith & Nephew Group.

8. PERSONS HOLDING MORE THAN 3% OF THE VOTING RIGHTS

Except as disclosed below, as at 16 April 2003 (the latest practicable date prior to the publication of this Offer Document), Smith & Nephew Group was not aware of any person who, directly or indirectly will have following completion of the Transaction an interest which represents 3% or more of the voting rights in Smith & Nephew Group (assuming that the current holdings remain unchanged).

Messrs. Antoine Vidts and Pierre Chapatte will hold shares conferring all the voting rights in Smith & Nephew Group until completion of the Court Scheme (see section C.6. "Share capital of Smith & Nephew Group - a) Overview").

                                                                  AS AT 16 APRIL 2003                    FOLLOWING COMPLETION
                                                                                                          OF THE TRANSACTION

                                                                                      PERCENTAGE                       PERCENTAGE
                                                                                      OF ISSUED IN                     OF ISSUED IN
                                                                                      SMITH &       NUMBER OF          SMITH &
                                                          NUMBER OF  CLASS            NEPHEW        NEW ORDINARY       NEPHEW
NAME                                                      SHARES     OF SHARES        GROUP         SHARES             GROUP
-----------------------------------------------------------------------------------------------------------------------------------
Cazenove & Co. Ltd                                        13,298     non-redeem-                    -
                                                                     able preference
                                                                     GBP 1

Cazenove & Co. Ltd                                        36,699     redeemable                     -
                                                                     preference
                                                                     GBP 1

Mr Antoine Vidts                                          2          Ordinary shares                -

Mr Pierre Chapatte                                        1          Ordinary share                 -

AXA Investment                                            -          -                              45,955,558         3.75
Managers Ltd                                                                                        (beneficial)

AXA Investment                                            -          -                              37,201,545         3.03
Managers Ltd                                                                                        (non-beneficial)

Fidelity International                                    -          -                              74,668,199         6.09
Ltd

Legal & General                                           -          -                              31,890,915         2.60
Investment Management

9. SIGNIFICANT CHANGES

No material changes in Smith & Nephew's assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since 31 December 2002 and up to 16 April 2003.

No material changes in Smith & Nephew Group's assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since 28 February 2003 and up to 16 April 2003.

10. AGREEMENTS BETWEEN SMITH & NEPHEW GROUP, SMITH & NEPHEW, CENTERPULSE, THEIR CORPORATE BODIES AND SHAREHOLDERS

Except as noted below, there are no agreements in place between Smith & Nephew Group or Smith & Nephew on the one hand and Centerpulse, its corporate bodies and shareholders on the other hand.

Centerpulse Combination Agreement
Smith & Nephew and Smith & Nephew Group entered into the Centerpulse Combination Agreement with Centerpulse on 20 March 2003. This agreement regulates certain aspects relating to the Centerpulse Offer and to the combination of Smith & Nephew and Smith & Nephew Group with Centerpulse, in summary, as follows:

Smith & Nephew and Smith & Nephew Group agreed to make the Centerpulse Offer and that the offer price and the conditions to the Centerpulse Offer will be as described in this Offer Document, and that the Centerpulse Offer will for regulatory reasons be conducted using two sets of offer documents, one in relation to holders of Centerpulse Shares not located in the United States and the other in relation to holders of Centerpulse Shares located in the United States; the Centerpulse Combination Agreement provides that the holders of Centerpulse's outstanding stock options will receive stock options relating to New Ordinary Shares, at an exchange ratio of 34:1, vesting 30 days after the Settlement Date, with an exercise period of 18 months. The strike price of the new options will be calculated by dividing the existing strike price of the option by 34 and converting this into GBP at the prevailing exchange rate on the Settlement Date;

Smith & Nephew Group agreed:
.. to ensure independent non-executive representation of Centerpulse by two persons on the board of Smith & Nephew Group, it being understood that Dr Max Link will be invited to join the board as vice chairman and Mr Rene Braginsky as a director;

Smith & Nephew and Smith & Nephew Group agreed:
..  that they intend the Winterthur facility of Centerpulse continuing to be an important centre of the Combined Group for a number of years;
..  to use their respective reasonable endeavours to offer senior operating management of Centerpulse suitable posts in the Combined Group;
.. to use all reasonable best efforts to procure that the New Ordinary Shares obtain a secondary listing on SWX Swiss Exchange as of the Settlement Date or as soon as possible thereafter.

The Centerpulse Combination Agreement contains certain non-solicitation undertakings from Centerpulse in relation to any transaction for the acquisition of Centerpulse. Each of Centerpulse and Smith & Nephew agreed to conduct its operations according to its ordinary and usual course of business and consistent with past practice and to use all reasonable efforts consistent with prudent business practice to retain officers and employees and maintain existing business relationships prior to the Settlement Date; Smith & Nephew agreed to pay Centerpulse a fixed compensation sum of CHF 20,000,000 if the Centerpulse Offer is not completed as a result of (i) the failure of Smith & Nephew or its board to recommend the Centerpulse Combination Agreement and the transactions contemplated by the Centerpulse Combination Agreement to its shareholders or the withdrawal or modification of such recommendation (ii) the failure of Smith & Nephew or Smith & Nephew Group to publish the pre-announcements of the Centerpulse Offer or any other material breach of the Centerpulse Combination Agreement by Smith & Nephew or Smith & Nephew Group (iii) material contravention by Smith & Nephew or Smith & Nephew Group of material laws or regulations applying to the Centerpulse Offer or (iv) the non satisfaction of any of the conditions (1), (2) or (4) of the Centerpulse Offer set out in section B. "Offer" of this Offer Document.

Centerpulse agreed to pay Smith & Nephew a fixed compensation sum of CHF 20,000,000 if the Centerpulse Offer is not completed as a result of (i) the failure of Centerpulse or its board to recommend the Centerpulse

Offer to its shareholders or the withdrawal or modification of its recommendation (ii) material contravention by Centerpulse of material laws or regulations applying to the Centerpulse Offer (iii) a material breach of the Centerpulse Combination Agreement by Centerpulse or (iv) non-satisfaction of any of conditions (6) and (7) of the Centerpulse Offer referred to in section B. "Offer" of this Offer Document or the successful completion of a competing public offer by a third party provided that if Smith & Nephew or Smith & Nephew Group becomes subject to an event referred to in condition 7 of the Centerpulse Offer referred to in section B. "Offer" of this Offer Document mutatis mutandis in relation to Smith & Nephew's products, or its facilities in Hull or Memphis, Centerpulse will not be liable to pay the above compensation sum. The Centerpulse Combination Agreement may be terminated, inter alia, by Centerpulse if it receives an offer with respect to the acquisition of Centerpulse which the board of Centerpulse, having granted Smith & Nephew Group the reasonable opportunity to increase the value of the Centerpulse Offer, believe in good faith to be more favourable to the Centerpulse Shareholders than the Centerpulse Offer. Such termination will be without prejudice to the obligation to pay the fixed compensation sum referred to above.

Fiduciary Agreements
Pursuant to condition 6 of the Centerpulse Offer Smith & Nephew Group will enter into fiduciary agreements ("Treuhandvertrage" with certain directors of Centerpulse relating to the management of Centerpulse in the interim period until the general meeting of Centerpulse has elected the new directors designated by Smith & Nephew Group in the board.

InCentive Transaction Agreement
Smith & Nephew Group and Smith & Nephew entered into the InCentive Transaction Agreement with InCentive on 20 March 2003. The InCentive Transaction Agreement regulates certain aspects relating to the Incentive Offer and the Centerpulse Offer, in summary, as follows:

.. Smith & Nephew Group and Smith & Nephew agreed to submit the InCentive Offer at the offer price and on other terms and conditions as are set forth in the InCentive offer prospectus;

.. Smith & Nephew Group and Smith & Nephew agreed to use all reasonable efforts to procure that the New Ordinary Shares obtain a secondary listing on SWX Swiss Exchange as of the Settlement Date or as soon as possible thereafter;

.. InCentive agreed on certain non-solicitation undertakings in relation to InCentive and InCentive's Centerpulse Holding and to refrain from acquiring or selling any InCentive Shares or rights over them (except for the sale of Treasury Shares to non-related third parties), Centerpulse Shares or rights over them (except for the exercise of call options and buyback of put options) or Smith & Nephew Shares or New Ordinary Shares;

.. In the case of certain events Smith & Nephew Group and Smith & Nephew have the right to require InCentive to tender its Centerpulse Shares under the Centerpulse Offer, such events including:

   .  disposal by InCentive of any Centerpulse Shares;

   . failure of InCentive to dispose of its material assets other than cash and the Centerpulse Holding;

   . failure of InCentive to enter into any termination agreements in respect of its asset management agreements;

   . failure of InCentive to terminate all bank guarantees and indemnity letters;

   .  failure of one or more InCentive board members to resign;

   . failure of the general meeting of InCentive to pass the resolutions approving the InCentive Transaction Agreement and the transactions contemplated by it; or

   . purchase by InCentive or a Major InCentive Shareholder of Centerpulse Shares above the offer price offered in the Centerpulse Offer at the time;

.. InCentive undertook to procure that the adjusted NAV as described in the InCentive offer prospectus be established in a timely manner following expiry of the offer period;

.. InCentive agreed that the word and logo "InCentive" shall be the sole property of the investment manager as from the Settlement Date and, subject to certain transitional periods, InCentive will cease to use the word or logo "InCentive" whatsoever following the Settlement Date;

.. InCentive undertook to indemnify Smith & Nephew or Smith & Nephew Group for any losses and damages resulting from an acquisition of InCentive Shares or Centerpulse Shares by InCentive, as a result of which Smith & Nephew Group is required to increase the offer price under the Centerpulse Offer or the InCentive Offer;

..  Smith & Nephew agreed to pay InCentive a fixed compensation sum of CHF
   4,000,000 if the InCentive Offer is not completed as a result of (i) the failure of Smith & Nephew or Smith & Nephew Group to publish the pre-announcement of the InCentive Offer or any other material breach of the InCentive Transaction Agreement by Smith & Nephew or Smith & Nephew Group,
   (ii) contravention by Smith & Nephew or Smith & Nephew Group of laws applying to the InCentive Offer, or (iii) non satisfaction of the conditions listed in paragraph (g) of the InCentive Offer; and InCentive agreed to pay Smith & Nephew and Smith & Nephew Group a fixed compensation sum of CHF 4,000,000 in total if the InCentive Offer is not completed as a result of (i) a material breach by InCentive of the InCentive Transaction Agreement, (ii) contravention by InCentive of laws applying to the InCentive Offer, (iii) non satisfaction of the conditions listed in paragraph [(c)] of the InCentive Offer, or (iv) successful completion of a competing public tender offer for InCentive Shares by a third party.

The InCentive Tender Agreement
Smith & Nephew Group and Smith & Nephew entered into the InCentive Tender Agreement with the Major InCentive Shareholders on 20 March 2003. This agreement regulates certain aspects relating to the InCentive Offer, in summary, as follows:

.. Smith & Nephew Group and Smith & Nephew agreed to submit the InCentive Offer at the offer price and on other terms and conditions as are set forth in the InCentive Offer Document;

.. Smith & Nephew Group and Smith & Nephew agreed to use all reasonable efforts to procure that the New Ordinary Shares obtain a secondary listing on the SWX Swiss Exchange as of the Settlement Date or as soon as possible thereafter;

..  the Major InCentive Shareholders agreed severally to tender their InCentive
   Shares during the first two business days of the InCentive offer period;

.. no Major InCentive Shareholder is entitled to withdraw the InCentive Shares tendered by him unless one of the following exceptions applies:

   (a) if Smith & Nephew Group or Smith & Nephew announce that the InCentive Offer or the Centerpulse Offer has failed for any reason other than under circumstances where a competing public tender offer for the InCentive Shares or Centerpulse Shares has been made, the Major InCentive Shareholders are entitled to withdraw their respective InCentive Shares unless the failure of the respective Offers results from a breach by a Major InCentive Shareholder of the non-solicitation obligation described below;

   (b) if during the Offer Period a third party submits a public tender offer for Centerpulse Shares at a consideration of a higher economic value than the consideration offered by Smith & Nephew Group or Smith & Nephew, which has become or been declared unconditional as to acceptances, Smith & Nephew or Smith & Nephew Group may either (i) declare the InCentive Offer unconditional, in which case InCentive's net asset value shall be calculated on the basis of the consideration offered by the third party in the competing Centerpulse offer or (ii) permit InCentive to tender its Centerpulse Shares into the competing Centerpulse Offer during the statutory extension period;

   (c) the Major InCentive Shareholders do not have the right to withdraw their tendered InCentive Shares in the event of a competing offer for InCentive, unless Smith & Nephew Group or Smith & Nephew announce that the offer for InCentive has failed;

   (d) in the event of competing offers for both InCentive Shares and Centerpulse Shares, the provisions of par. (b) apply.

Part of the consideration payable to the Major InCentive Shareholders is to be deposited in escrow on terms set out in an escrow agreement which is annexed to the InCentive Tender Agreement. The maximum amount so deposited will be CHF 34,000,000. The InCentive Tender Agreement sets out the proportions in which any payment out of the escrow shall be attributable to the individual Major InCentive Shareholders; certain non-solicitation undertakings are provided by the Major InCentive Shareholders in relation to their respective holding in InCentive, and they agree in addition not to acquire or sell any InCentive Shares or Centerpulse Shares or rights over them and not to acquire any Smith & Nephew Shares or Smith & Nephew Group Shares until six months after the end of the statutory extension period, in each case without Smith & Nephew's or Smith & Nephew Group's consent, unless the InCentive Offer has previously failed; customary warranties and representations and indemnities are granted by the Major InCentive Shareholders in favour of Smith & Nephew and Smith & Nephew Group. These include an indemnity for any loss to Smith & Nephew or Smith & Nephew Group as a result of an acquisition of InCentive Shares or Centerpulse Shares by a Major InCentive Shareholder where it is obliged as a result of such acquisition to increase the offer price under the Centerpulse Offer or the InCentive Offer.

11. LISTING OF SMITH & NEPHEW GROUP

UK Listing
Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List of the UK Listing Authority and for admission to trading on its market for listed securities. It is expected that admission to the Official List of the UK Listing Authority will become effective and dealings for normal settlement in the New Ordinary Shares to be issued pursuant to tenders of Centerpulse Shares or Incentive Shares under the Offers will commence on the London Stock Exchange on the Settlement Date. The listing on the Official List of the UK Listing Authority will be the primary listing.

Swiss Listing
Smith & Nephew Group intends to obtain a secondary listing of New Ordinary Shares on the SWX Swiss Exchange upon or as soon as reasonably practicable after the Settlement Date.

Listing Agents
The sponsor on the London Stock Exchange is Lazard & Co., Limited, 21 Moorfields, London EC2P 2HT, United Kingdom. The listing agent on the SWX Swiss Exchange is Lombard Odier Darier Hentsch & Cie.

NYSE Listing
An application will be made to list the New ADSs on the NYSE. It is expected that the New ADSs will be authorised for listing (subject to official notice of issuance) prior to the expiration of the offer period and that trading of Smith & Nephew Group ADSs on the NYSE will commence on the date the Court Scheme becomes effective.

12. PERSONS ACTING IN CONCERT

In the context of the Centerpulse Offer, the following persons are acting in concert with Smith & Nephew Group:

..  Smith & Nephew plc.
..  All companies under Smith & Nephew plc's control

..  Mr Antoine Vidts
..  Mr Pierre Chapatte
..  Cazenove & Co Ltd
   as current shareholders of Smith & Nephew Group until completion of the Court Scheme (collectively the "Current Shareholders"); (see section C.6. "Share capital of Smith & Nephew Group - a) Overview").

..  Centerpulse
..  All companies under Centerpulse's control
   (collectively the "Centerpulse Persons")

..  InCentive
..  All companies under InCentive's control
..  Zurich Financial Services
..  All companies under Zurich Financial Services' control
..  III Institutional Investors International Corp.
.. All companies under III Institutional Investors International Corp.'s control .. Mr Rene Braginsky
..  Mr Hans Kaiser
..  Ms Franca Schmidlin-Kaiser
..  Ms Marianne Kaiser
   (collectively the "InCentive Persons")

13. SHAREHOLDING IN CENTERPULSE

As of 16 April 2003 Smith & Nephew Group, Smith & Nephew and the Current Shareholders did not own any Centerpulse Shares or options pertaining a right to said shares.

As of 16 April 2003 InCentive held 2,237,577 Centerpulse Shares.

As of 16 April 2003 Mr Rene Braginsky held 6,203 and Mr Hans Kaiser held 36,284 Centerpulse Shares.

As of 19 March 2003 Zurich Financial Services and its group companies held as direct or indirect economical beneficiaries, as representative of several economic beneficiaries independent of each other and as manager of investment funds an aggregate amount of 200,953 Centerpulse Shares.

14. TRANSACTIONS IN CENTERPULSE SHARES

During the twelve months prior to the pre-announcement of the Centerpulse Offer, i.e. from 20 March 2002 until 19 March 2003 and since then, Smith & Nephew Group and Smith & Nephew and the companies under its control have not purchased or sold any Centerpulse Shares or options pertaining a right to said shares.

The Current Shareholders have not purchased or sold any Centerpulse Shares or options representing a right to said shares since 18 March 2003 (the date on which they became shareholder of Smith & Nephew Group).

Except as set out below, InCentive Persons acting in concert with Smith & Nephew Group have not purchased or sold any Centerpulse Shares or options representing a right to such shares since the signing of the InCentive Transaction Agreement and the InCentive Tender Agreement on 20 March 2003:

.. InCentive and the companies under its control have exercised call options for the acquisition of 683,000 Centerpulse Shares at a maximum exercise price of CHF 240.

If instructed by the respective employee, Centerpulse sells Centerpulse Shares, which are held by the employee in the company's employee deposit account or which are created through the exercise of stock options, on behalf of the employee on the market. Other than that, the Centerpulse Persons have not purchased or sold any Centerpulse Shares or options representing a right to such shares since the signing of the Centerpulse Combination Agreement on 20 March 2003.

15. CONSOLIDATED ANNUAL REPORTS AND FINANCIAL STATEMENTS OF SMITH & NEPHEW

The three last annual reports of Smith & Nephew can be obtained free of charge (www.smith-nephew.com). The last annual report of Smith & Nephew Group is included in the Listing Particulars.

D.   FINANCING

The New Ordinary Shares required for the payment of the offer price will be issued by way of a capital increase of Smith & Nephew Group. Smith & Nephew Group's board has undertaken to initiate all necessary measures required to effect this.

The financing of the cash entitlement of approximately GBP 400 million (calculated at the date of the pre-announcement) for the Offers is secured by own funds of Smith & Nephew as well as through bank financing.

E.   INFORMATION ON CENTERPULSE

1. CORPORATE NAME / REGISTERED OFFICE

Centerpulse has its registered office located at Andreasstrasse 15, 8050 Zurich, Switzerland. Centerpulse was incorporated for an indefinite period of time.

2. BUSINESS ACTIVITIES

Please refer to section A.3. "Information on Centerpulse" of this Offer
Document.

3. CAPITAL STRUCTURE

Centerpulse has a registered share capital of CHF 355,984,200 divided into 11,866,140 shares of CHF 30 par value each. In addition, the articles of association of Centerpulse provide for

(a) an authorized share capital which authorizes the board of directors of Centerpulse the increase of the share capital by a maximum amount of CHF 65,327,760 through the issuance of up to 2,177,592 Centerpulse Shares;

(b) a conditional share capital in relation to the "class action settlement agreement" concluded on 13 March 2002 in relation to the hip prostheses and knee prostheses litigation in the amount of CHF 120,000,000 divided into 4,000,000 Centerpulse Shares; and

(c) a conditional share capital in relation to Centerpulse's management option plans of originally up to CHF 9,188,040 divided into 306,268 Centerpulse Shares (as of 31 December 2002).

As of 31 December 2002, 422,425 options representing a right to a Centerpulse Share, which will be created out of the conditional share capital were outstanding. These options, which feature weighted average exercise prices of between CHF 145 and CHF 365, were allotted between 1998 and 31 July 2002. No new stock options were granted since this date. Between 1 January 2003 and 31 March 2003, 50,783 options have been exercised, cancelled or expired. As of 31 March 2003, 155,132 options were exercisable, of which 16,648 expired on 15 April 2003. According to the incentive and management stock option plans in effect, 50,940 options have already or will vest and become exercisable until the expected end of the offer period on 24 June 2003.

The board of Centerpulse has recommended in the invitation to the annual general meeting to be held on 30 April 2003 that the authorized share capital mentioned under para. (a) above be removed from the articles of association, that the conditional share capital relating to the management option plans mentioned under para (c) above be increased to a maximum amount of CHF 15,188,040 through the issue of up to 506,268 Centerpulse Shares and that the conditional share capital mentioned under para. (b) above be replaced by a conditional share capital of up to CHF 60,000,000 through the issuance of not more than 2,000,000 Centerpulse Shares through the exercise of options or conversion rights granted in connection with bond issues or similar debt instruments for the redemption of the loan under the credit agreement for the financing of the above mentioned class action settlement.

4. MEMBERS OF THE BOARD

The members of the board of Centerpulse are as follows:

Dr Max Link                         Chairman and Delegate
Prof Dr Rolf Watter                 Vice-Chairman
Dr Johannes Randegger               Lead Director
Rene Braginsky                      Member
Prof Dr Steffen Gay                 Member
Larry L. Mathis                     Member

Three directors will resign from the board subject to completion of the Centerpulse Offer. The other three directors will enter into a fiduciary agreement with Smith & Nephew Group and continue to act as directors of Centerpulse until, following the Settlement Date, a general meeting will have resolved to elect the persons proposed by Smith & Nephew Group.

5. PERSONS HOLDING MORE THAN 5% OF THE VOTING RIGHTS

As of 16 April 2003 persons holding more than 5% of the voting rights of Centerpulse are:

..  InCentive Capital AG (participation approximately 18.9%)

6. OPTION AND EMPLOYEE SHARE PURCHASE PLANS OF CENTERPULSE

The holders of Centerpulse's outstanding stock options will receive stock options relating to New Ordinary Shares at an exchange ratio of 34:1 (there is no cash component). These options will vest 30 days after the Settlement Date, and the exercise period will be 18 months. The strike price of these options will be calculated by dividing the existing strike price of the option by 34 and converting this into GBP at the prevailing exchange rate at the Settlement Date.

7. INTENTIONS OF SMITH & NEPHEW GROUP WITH REGARD TO CENTERPULSE

It is Smith & Nephew Group's intention that, if the Centerpulse Offer is successful, it will continue to hold the Centerpulse Shares it has acquired as a result of the Offers and to integrate the businesses with the support of the incumbent management team. The Combined Group will be organized in five divisions - Orthopaedics, Wound Management, Endoscopy, Spine and Dental.

Smith & Nephew Group intends the Winterthur facility of Centerpulse to be an important centre of the combined group for a number of years. Owing to the complementary nature of the businesses and the continued strong market growth in advanced medical technology, it is anticipated that there will be enhanced opportunities for many employees in the Combined Group.

After completion of the Centerpulse Offer, Smith & Nephew Group intends to exercise all rights and influence available to it to cause Centerpulse to obtain the delisting of the Centerpulse Shares on the SWX Swiss Exchange. Centerpulse Shareholders who do not tender their Centerpulse Shares may find themselves holding shares for which no liquid market exists. If after completion of the Centerpulse Offer Smith & Nephew Group holds more than 98% of the Centerpulse Shares, Smith & Nephew Group intends to seek the cancellation of the remaining Centerpulse Shares in accordance with art. 33 SESTA.

In case of a successful completion of both Offers Smith & Nephew Group intends to merge InCentive into Centerpulse.

8. CONFIDENTIAL INFORMATION

Smith & Nephew Group hereby confirms that neither it nor any person acting in concert with it has directly or indirectly received material confidential information, which is not publicly available in respect of Center-pulse, from Centerpulse itself or from the companies under its control, which could have a material influence on the decision of Centerpulse Shareholders to tender or not to tender their Centerpulse Shares under this Centerpulse Offer.

Smith & Nephew Group has been advised by Zurich Financial Services that Zurich Financial Services and its group companies have not received confidential information about Centerpulse which could have a material influence on the decision of the Centerpulse Shareholders. Prof Dr Rolf Watter, member of the board of directors, is also a member of the board of directors of Centerpulse and that the appropriate measures have been taken in order to prevent a flow of information between Zurich Financial Services and Centerpulse.

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F.   TAX CONSIDERATIONS

According to external tax advisers, taxation will be governed by the following principles:

.. Smith & Nephew Group has elected to be treated as a Swiss entity for stamp tax purposes. A share-for-share transaction in a merger-like transaction of two Swiss corporations is exempt from Swiss securities transfer tax. In respect of the cash payment, however, securities transfer tax of 0.15% is due if a Swiss securities dealer is involved. There may be a liability to United Kingdom stamp duty reserve tax ("SDRT") of 1.5% for those holders of Centerpulse ADS, who receive New ADSs in exchange for their Centerpulse ADSs. Smith & Nephew Group will cover such transfer tax and SDRT payments.

..  Under the terms of the tax ruling dated 17 March 2003 obtained from the Swiss
   Federal Tax Administration neither the exchange of Centerpulse Shares into New Ordinary Shares nor the cash entitlement is subject to Swiss withholding tax. In addition, no United Kingdom withholding tax should be payable on any dividends paid to holders of such New Ordinary Shares.

..  For individual shareholders domiciled in Switzerland holding Centerpulse
   Shares as part of their private property, the acceptance of the Centerpulse Offer will in principle lead to a tax-free capital gain or a tax irrelevant capital loss, respectively. However, such shareholders are recommended to consult their own qualified advisors for an analysis of the tax consequences of the acceptance of the Centerpulse Offer.

   Further, no liability to UK taxation on capital gains should arise on any permanent non-UK resident shareholders on a disposal of New Ordinary Shares, unless such shareholders hold their shares as part of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or a permanent establishment, in which case local tax advise should be sought.

..  Centerpulse Shareholders domiciled in Switzerland who hold their Centerpulse
   Shares as business assets are recommended to consult their own qualified advisors for an analysis of the tax consequences of the acceptance of the Centerpulse Offer.

.. The tax treatment of Centerpulse Shareholders domiciled abroad who accept the Centerpulse Offer will be subject to the relevant foreign tax legislation. Such Centerpulse Shareholders should consult their own qualified advisors for an analysis of the tax consequences of the acceptance of the Centerpulse Offer.

.. Dividend payments of Smith & Nephew Group are subject to Swiss withholding tax at the rate of 35%. Swiss tax residents may obtain a refund or tax credit in the full amount of the withholding tax. A recipient of a dividend from Smith & Nephew Group who is not a resident of Switzerland for tax purposes but who qualifies as a resident of a country which maintains a double taxation treaty with Switzerland may be entitled to a full or partial refund of the withholding tax under the provisions of the applicable treaty. Shareholders who have made or are deemed to have made an election to receive dividends from Smith & Nephew rather than Smith & Nephew Group should refer to Appendix B "Description of Common Access Shares". A Swiss resident recipient of dividends (including dividends on liquidation and stock dividends) generally is required to include such amounts in his personal tax return. A Swiss corporate entity that owns at least 20 per cent of the capital of Smith & Nephew Group or shares with a market value of at least CHF 2 million may qualify for the participation exemption.

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G.   PUBLICATION

A summary of this Offer Document will be published in German in the "Neue Zurcher Zeitung" and in French in "Le Temps". It will also be provided to Bloomberg and Reuters.

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H.   REPORT OF THE BOARD OF DIRECTORS OF CENTERPULSE AG PURSUANT TO ARTICLE 29
     OF THE FEDERAL ACT ON STOCK EXCHANGES AND SECURITIES TRADING AND ARTICLES 29-32 OF THE ORDINANCE OF THE TAKEOVER BOARD ON PUBLIC TAKEOVER OFFERS

On 20 March 2003, Smith & Nephew plc ("Smith & Nephew") and Centerpulse AG ("Centerpulse") announced that they had reached agreement on the terms of a recommended exchange offer to be made by Smith & Nephew Group plc (formerly Meadowclean Limited), the proposed new holding company of Smith & Nephew, which will be a UK registered public company ("Smith & Nephew Group"), for 100% of the issued shares of Centerpulse not already owned by Smith & Nephew (the "Offer"). The formal terms of the Offer are set out in this offer document.

The Board of Directors of Centerpulse (the "Board") approved the agreement relating to the combination of Smith & Nephew and Centerpulse (the "Combination") by unanimous vote on 19 March 2003. The agreement was signed by Centerpulse, Smith & Nephew Group and Smith & Nephew on 20 March 2003 (the "Agreement").

1. RECOMMENDATION

The Board has examined the Offer as described in this document and unanimously recommends that Centerpulse's shareholders accept the Offer before it expires (unless extended) at 4 pm (Swiss time) on 24 June 2003.

In arriving at this recommendation and in agreeing with Smith & Nephew and Smith & Nephew Group on the Agreement, the Board carefully assessed together with management the short and long term prospects of Centerpulse as a stand-alone independent entity and the advantages of a combination with a strategic partner in view of Centerpulse's market position in certain of its key markets. The Board further sought advice from UBS Warburg LLC ("UBS Warburg") and Lehman Brothers Inc. ("Lehman Brothers") as well as KPMG Fides Peat ("KPMG") on the fairness from a financial point of view on the consideration to be received in the offer. The fairness opinions that are reproduced in this offer document were provided by UBS Warburg and Lehman Brothers as financial advisors of Centerpulse, as well as by KPMG as a third party which was otherwise not involved in the transaction (KPMG acted as auditor for Smith & Nephew Group covering the period until the end of February 2003 when Smith & Nephew Group still was a shell company named Meadowclean Limited). Also, UBS Warburg and Lehman Brothers, at the Board's request, contacted third parties to solicit indications of interest in a possible business combination with Centerpulse and held discussions with certain of these parties. The Board employed accountants and legal counsel for a due diligence process regarding Smith & Nephew, which was conducted in connection with the negotiation of the Agreement. As a result of this assessment and these measures, the Board has come to the conclusion that the Offer is in the best interests of Centerpulse, its clients, employees and shareholders and that the consideration to be received in the Offer is fair from a financial viewpoint.

2. CONFLICTS OF INTEREST AND INTENTION OF SHAREHOLDERS HOLDING MORE THAN 5 PER CENT OF THE VOTING RIGHTS

Following the Combination, Dr. Max Link, CEO and Chairman of the Board, and Rene Braginsky, member of the Board, will be invited to join the Board of Directors of Smith & Nephew Group. The terms and conditions of these mandates have not yet been determined. Further, the completion of the offer is conditional upon (a) three Board members (expected to be Dr Link, Mr Braginsky and one additional member who has not yet been determined) entered into a fiduciary arrangement with Smith & Nephew Group covering the period until a Centerpulse shareholders' meeting will have resolved to elect the persons proposed by Smith & Nephew Group to the board of Centerpulse, and (b) three of the current Board members having resigned from the Board. No special termination payments will be due to any of the members of the Board, and no agreement has been made as to the board fee for 2003.

Mr Braginsky is a shareholder, as well as the delegate and CEO, of InCentive Capital AG which is a major shareholder of Centerpulse (see below). In his capacity as one of several shareholders of InCentive Capital AG, Mr Braginsky entered into an agreement with Smith & Nephew and Smith & Nephew Group pursuant to which Smith & Nephew and Smith & Nephew Group agreed to make a public tender offer for all shares of InCentive Capital AG and the shareholders who are party to this agreement agreed to tender their shares in InCentive Capital AG.

Furthermore, the Agreement stipulates for all of Centerpulse's outstanding stock options to be converted into stock options relating to shares of Smith & Nephew Group as further defined in the Agreement. All members of the senior management and three members of the Board (Max Link, Larry L. Mathis and Prof Dr Steffen
Gay) hold stock options, which will convert into stock options relating to shares of Smith & Nephew Group upon completion.

With the exception of the above and a general commitment by Smith & Nephew and Smith & Nephew Group in the Agreement to using reasonable endeavours to offer senior operating management of Centerpulse suitable posts, the Board is not aware of any other contractual agreements entered into or other arrangements and ties maintained with Smith & Nephew or Smith & Nephew Group which might result in a conflict of interest affecting members of the Board or members of senior management of Centerpulse.

The employment contracts of the following members of senior management contain change of control-clauses providing for compensation (plus applicable social contribution) to be granted in the event that their employment contracts should be terminated in the twelve months following the change of control, either through Centerpulse or through the employee in the event that his position is materially changed: Mike McCormick (USD 1,260,000), David Floyd (USD 1,530,000), Richard Fritschi (CHF 1,650,375), Steven Hanson (USD 1,354,500), Urs Kamber (CHF 1,850,370), Matthias Molleney (CHF 1,525,140), Hans-Rudolf Schurch (CHF 917,955), Christian Stambach (CHF 1,332,000), Beatrice Tschanz (CHF 1,526,250), and Dr Thomas Zehnder (CHF 1,600,800). Dr Link's employment contract as CEO entitles him to terminate his contract (as CEO) in the event of a change of control. The compensation for Dr Link is CHF 4,950,000, plus applicable social contributions.

The Board has granted a bonus payment to the members of senior management for work performed in the first half year 2003. The amount of these payments corresponds to 50% of the bonus payments of last year (excluding extraordinary bonus payments). With the exception of the above, the Board is not aware of any other possible financial consequences for the members of the Board or senior management which might result in a conflict of interest affecting members of the Board or members of senior management of Centerpulse.

Based on the strategic considerations set out under 1 above and in view of the fairness opinions of UBS Warburg and Lehman Brothers as financial advisors of Centerpulse and KPMG as a third party which was otherwise not involved in the transaction (KPMG acted as auditor for Smith & Nephew Group covering the period until the end of February 2003 when Smith & Nephew Group still was a shell company named Meadowclean Limited), the Board was unanimous in its recommendation and in all its decisions pertinent to the Agreement, and it was therefore not deemed necessary for the Board to take any further action in relation to the potential conflicts of interest of Dr. Link and Mr. Braginsky to vote in favour of the transaction or the potential conflicts of the other board members to vote against it.

InCentive Capital AG, which directly or indirectly through its wholly-owned subsidiary InCentive Jersey Ltd holds approximately 18.9% of the registered share capital of Centerpulse (as of disclosure dated 16 April 2003), entered into an agreement with Smith & Nephew and Smith & Nephew Group in relation to a public tender offer to all shareholders of Incentive Capital AG. The Board is not aware of any other shareholder holding more than 5% of the voting rights of Centerpulse.

3. ACTION TO BE TAKEN TO ACCEPT THE OFFER

The Offer will remain open until 4 pm (Swiss time) on 24 June 2003, subject to possible extensions to enable conditions to the Offer to be met. To accept the Offer, shareholders should advise their depository banks or share custodians (if not contacted by them) of their decision to accept the Offer in time for the depository banks or share custodians to relay that decision before the Offer closes to Lombard Odier Darier Hentsch & Cie that is conducting the Offer on behalf of Smith & Nephew Group.

The full procedure for acceptance of the Offer is set out in this offer document.

Dr Max Link
Chairman of the Board of Directors
Centerpulse AG

Zurich, 16 April 2003

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

I. REPORT OF THE REVIEW BODY PURSUANT TO ART. 25 OF THE FEDERAL ACT ON STOCK EXCHANGES AND SECURITIES TRADING

As a review body recognized by the supervisory authority to review public tender offers in accordance with the Federal Act on Stock Exchanges and Securities Trading (hereinafter "SESTA"), we have reviewed the offer prospectus and the summary, taking into consideration the exemption granted by the Swiss Takeover Board. Our review did not extend to the report of the Board of Directors of the target company (Section H), the fairness opinions of Lehman Brothers, UBS Warburg and KPMG (Appendices C, D and E) and the U.S. Preliminary Prospectus / Offer to Exchange (Appendix F).

The offer prospectus and the summary are the responsibility of the offeror. Our responsibility is to express an opinion on these documents based on our review.

Our review was conducted in accordance with the Swiss standards promulgated by the profession, which require that a review of the offer prospectus and the summary be planned and performed to verify their formal completeness in conformity with the Stock Exchange Act and the Ordinances and to obtain reasonable assurance about whether the offer prospectus and the summary are free from material misstatement. We have examined on a test basis evidence supporting the information in the offer prospectus and its summary. Furthermore, we have verified compliance with the SESTA and the Ordinances. We believe that our review provides a reasonable basis for our opinion in accordance with Art. 25 SESTA.

In our opinion, the offer prospectus and the summary comply with the Stock Exchange Act and the Ordinances. In particular:

..  The offer prospectus and the summary are complete and accurate;

.. The recipients of the offer are treated equally. In particular, the exchange offer is appropriate for the bearers of options in the Stock Option Plan;

.. The offer follows the minimum price rule. The average of the opening prices of Smith & Nephew plc shares for the 30 trading days prior to the announcement of the offer on March 20, 2003 was GBP 3.516. The average GBP/CHF exchange rate during this period was 2.18. Based on the above, on the exchange ratio (25.15 ordinary shares Smith & Nephew Group plc) and the cash element (CHF 73.42), the offer prices amounts to CHF 266.20 as of March 19, 2003 and therefore is in excess of the average of the opening prices of Centerpulse Ltd. shares for the 30 trading days prior to the announcement of the offer of CHF 255.98. There is a liquid market for the trade of Centerpulse Ltd. shares.

.. The financing of the offer is guaranteed and the necessary funds are available. The offeror has taken all necessary measures to ensure the availability of the securities;

.. The consequences of the preliminary announcement of the tender offer have been dealt with appropriately in accordance with Art. 9 of the Takeover Ordinance.

DELOITTE & TOUCHE AG

David Wilson                            Christian Hinze

Zurich, 16 April 2003

J.   RECOMMENDATION OF THE SWISS TAKEOVER BOARD

The public tender offer was submitted to the Swiss Takeover Board prior to its publication. In the recommendation dated 16 April 2003, the Swiss Takeover Board formally determined that the public tender offer of Smith & Nephew plc., London, complies with the Stock Exchange Act (Switzerland) as of 24 March 1995.

The Takeover Board granted the following exception from the Takeover Ordinance (art. 4): waiver of the cooling-off period (art. 14.2).

K.   EXECUTION OF THE CENTERPULSE OFFER

1. INFORMATION/SUBMISSION OF APPLICATIONS

Shareholders whose Shares are held in a Safekeeping Account
Shareholders whose Centerpulse Shares are held in a safekeeping account will be informed of the Centerpulse Offer by the custodian bank and are asked to proceed according to its instructions.

Shareholders who keep their Shares in their own Possession
Shareholders who keep their Centerpulse Shares at home or in a bank safe may order this Offer Document and the "Declaration of Acceptance and Assignment" from the share registrar of Centerpulse at ShareCommServices AG, Attn. Mrs Barbara Sturzenegger, Kanalstrasse 29, CH-8152 Glattbrugg (Phone +41-1-809-5857; Fax +41-1-809-5859)] or from Lombard Odier Darier Hentsch & Cie (Phone +41-1-214-1331; Fax +41-1-214-1339; e-mail: cofi.zh.prospectus@lodh.com). They are asked to complete and sign the "Declaration of Acceptance and Assignment" and to submit it, together with safe custody account details, along with the corresponding share certificate(s), not invalidated, directly to their bank or to the share registrar of Centerpulse at ShareCommServices AG, Attn. Mrs. Barbara Sturzenegger, Kanalstrasse 29, CH-8152 Glattbrugg, by 4 pm CET on 24 June 2003 at the latest.

2. FINANCIAL ADVISOR OF SMITH & NEPHEW

Lazard & Co., Limited

3. EXCHANGE AND PAYING AGENT

Lombard Odier Darier Hentsch & Cie

4. SHARES NOTIFIED FOR ACCEPTANCE / EXCHANGE TRADING

Centerpulse Shares, which have been notified for acceptance of the Centerpulse Offer of Smith & Nephew Group, will be assigned the following security number by the custodian banks: 1588547

This security number will be used for safekeeping accounts and in dealings with SIS SegaInterSettle AG until the last trading day prior to the start of the additional acceptance period. In order to allow Centerpulse shareholders to dispose of the Centerpulse Shares notified for acceptance prior to the start of the additional acceptance period, Smith & Nephew Group has applied for the opening of a special trading line (the "Second Trading Line") for such shares at the SWX Swiss Exchange. Consequently, Centerpulse Shares notified for acceptance will be traded as a distinct security until the last trading day prior to the start of the additional acceptance period.

Withdrawal Rights
Centerpulse Shares tendered for exchange may be withdrawn at any time prior to the expiration of the Centerpulse Offer period. In addition tenders may be withdrawn if they are not yet accepted for exchange at any time 60 calendar days after the commencement of the Centerpulse Offer.

Centerpulse Shareholders selling tendered Centerpulse Shares on the Second Trading Line shall be deemed to have withdrawn such shares prior to such sale and the acquiror shall be deemed to have tendered such shares upon such purchase. Alternatively, Centerpulse Shareholders may also withdraw previously tendered Center pulse Shares from the Second Trading Line and sell such shares on the principal trading line.

After the expiration of the (possibly extended) Centerpulse Offer period, holders who tendered their Centerpulse Shares will have no withdrawal rights. There will be no withdrawal rights during the additional acceptance period.

Centerpulse Shareholders who keep their shares in their own possession and have tendered Centerpulse Shares registered in their name, must contact Lombard Odier Darier Hentsch & Cie in order to withdraw their tenders. Centerpulse Shareholders who have tendered Centerpulse Shares that are registered in the name of a nominee (or other custodial institution) must contact the nominee or custodial institution so that they can arrange for withdrawal of their tenders.

5. SETTLEMENT OF THE OFFER TRANSACTION

Smith & Nephew Group's timetable provides for a settlement of the Centerpulse Offer and the distribution of the New Ordinary Shares by 25 July 2003 (the "Settlement Date"; provided that the offer period is not extended according to section B.7. "Offer Period" above or that the Settlement Date is not postponed according to section B.9. "Conditions" above).

6. CHARGES AND TAXES

For shareholders who hold Centerpulse Shares in custody at banks in Switzerland the acceptance of the Centerpulse Offer during the offer period and the additional acceptance period will be free of bank commissions. Smith & Nephew Group will be responsible for federal securities transfer tax.

For information regarding taxes see section F. "Tax Considerations" above in this Offer Document.

7. DIVIDEND RIGHTS

See section C.6. "Share Capital of the Smith & Nephew Group" above.

8. CANCELLATION OF CENTERPULSE SHARES AND DELISTING

The board of Smith & Nephew Group reserves the right at its own discretion to apply for the delisting of the Centerpulse Shares once this Centerpulse Offer has been completed.

If Smith & Nephew Group holds more than 98% of the voting rights in Centerpulse after the Centerpulse Offer, Smith & Nephew Group will request the cancellation of the remaining share certificates of the Centerpulse Shares in accordance with Art. 33 SESTA.

9. OFFER RESTRICTIONS

Please refer to page 4 of this Offer Document.

10. APPLICABLE LAW AND PLACE OF JURISDICTION

The Centerpulse Offer and all rights and obligations resulting there from, shall be subject to Swiss law. The Commercial Court of the Canton of Zurich ("Handelsgericht") shall have exclusive jurisdiction; exclusive venue being Zurich 1.

L.   INDICATIVE TIMETABLE

25 April 2003      Beginning of offer period
30 April 2003      Ordinary general meeting Centerpulse
19 May 2003        Extraordinary general meeting of Smith & Nephew plc
19 May 2003        Preference shareholders' extraordinary general meeting
19 May 2003        Court meeting of Smith & Nephew plc
5 June 2003        Ordinary general meeting InCentive

On or before
17 June 2003       Expected approval by U.S. and EU competition authorities
20 June 2003       Final court hearing in respect of the Court Scheme
24 June 2003       Court Scheme effective
24 June 2003*      End of offer period
25 June 2003*      Dealing in New Ordinary Shares commence
28 June 2003*      Publication of the interim result
30 June 2003*      Beginning of additional acceptance period
11 July 2003*      End of additional acceptance period and last day for
                   submitting mix and match elections
17 July 2003*      Publication of the final result
25 July 2003*      Settlement Date

* Subject to extension of the offer period according to section B.7. "Offer Period" above or to the postponement of the Settlement Date according to section B.9. "Conditions" above. In either case the timetable will be amended accordingly.

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

M.   INFORMATION MATERIAL

The following documents marked with an asterisk can be downloaded either from the webpage of Smith & Nephew (www.smith-nephew.com) or the web-page of Centerpulse (www.centerpulse.com); all mentioned documents can also be obtained free of charge from Lombard Odier Darier Hentsch & Cie, Zurich branch, COFI, Sihlstrasse 20, P.O. Box, CH-8021 Zurich (Phone-no. +41-1-214-1331, Fax-no. +41-1-214-1339; e-mail: cofi.zh.prospectus@lodh.com):

..  Memorandum and Articles of Association of Smith & Nephew Group
..  Annual Report 2000*, 2001* and 2002* of Smith & Nephew
..  Annual Report 2000*, 2001* and 2002* of Centerpulse
..  Listing Particulars for Smith & Nephew Group (which include the annual report
   2002 of Smith & Nephew Group)
..  InCentive Offer Prospectus

Appendices:

Appendix A:     Corporate Governance in relation to Smith & Nephew Group
Appendix B:     Description of Common Access Shares
Appendix C:     Fairness Opinion by Lehmann Brothers to Centerpulse
Appendix D:     Fairness Opinion by UBS Warburg to Centerpulse
Appendix E:     Fairness Opinion by KPMG to Centerpulse
Appendix F:     U.S. Preliminary Prospectus / Offer to Exchange

                        Financial Advisors to Centerpulse

                UBS Warburg                        Lehman Brothers

APPENDIX A: CORPORATE GOVERNANCE IN RELATION TO SMITH & Nephew Group

SHAREHOLDERS' MEETINGS

An annual general meeting of shareholders must be held once in every year (within a period of not more than 15 months after the holding of the last preceding annual general meeting). The Board may convene an extraordinary general meeting of shareholders whenever they think fit. General meetings may be held at such time and place as may be determined by the Board. An annual general meeting may be convened on at least 21 clear days' written notice to shareholders entitled to receive notices. Most extraordinary general meetings may be convened on at least 14 clear days' written notice, but extraordinary general meetings at which it is proposed to pass certain types of special resolutions must be convened on at least 21 clear days' written notice. Two shareholders must be present in person or by proxy to constitute a quorum for all purposes at general meetings.

Unless a special or extraordinary resolution is required by law or the articles of association (see below), voting in a general meeting is by ordinary resolution. An ordinary resolution (e.g. a resolution for the election of directors, the approval of financial statements, the declaration of a final dividend, the appointment of auditors, the increase of authorised share capital or the grant of authority to allot shares) requires the affirmative vote of a majority of the shareholders present in person, in the case of a vote by show of hands, or present in person or by proxy and holding shares conferring in the aggregate a majority of the votes actually cast on the ordinary resolution, in the case of a vote by poll. A special resolution (e.g. a resolution amending the Memorandum or articles of association, changing the name of Smith & Nephew Group or waiving the statutory pre-emption rights) or an extraordinary resolution (e.g. modifying the rights of any class of shares at a meeting of the holders of such class or relating to certain matters concerning the liquidation of Smith & Nephew Group) requires the affirmative vote of not less than three-fourths of the shareholders present in person, in the case of a vote by show of hands, or present in person or by proxy and holding shares conferring in the aggregate at least three-fourths of the votes actually cast on the resolution, in the case of a vote by poll.

APPOINTMENT OF DIRECTORS

The members of the Board may be appointed and removed by ordinary resolution of the shareholders. Unless otherwise determined by Smith & Nephew Group by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than three. The directors need not be shareholders. In addition, the Board may at any time appoint any person to be a director either to fill a casual vacancy or as an additional director. Any person so appointed by the Board shall hold office only until the next annual general meeting of shareholders and shall then be eligible for election but shall not be taken into account in determining the number of directors who are to retire by rotation at such a meeting, as set out below.

Each director of Smith & Nephew shall retire from office and shall be eligible for reappointment at the third annual general meeting after the meeting at which he was appointed or last reappointed.

Subject to the Companies Act and the articles of association, the directors to retire by rotation are those who have been longest in office since their last appointment or reappointment, but, as between persons who became or were last reappointed directors on the same day, those to retire shall (unless otherwise agreed) be determined by lot.

A person shall not be appointed a director of the Smith & Nephew Group if at the time of his appointment he is 70. A director shall be required to retire at the conclusion of the annual general meeting commencing next after he attains the age of 70.

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

POWERS OF THE DIRECTORS

The power to run a company is vested in the board of directors as a whole. The Board is permitted to delegate powers to committees of directors or to any director holding an executive office. Certain functions may also be delegated to individuals who are not directors who may be authorised to act on behalf of the company.

Board responsibility is collective and shared equally by all Board members, both executive and non-executive. To enable efficient management, however, the responsibilities of the Board of Smith & Nephew Group for the executive management of the business are vested formally in the Chief Executive. In addition, Smith & Nephew Group has appointed an Executive Committee which, under the direction of the Chief Executive, will be responsible for the execution of all operating issues including the formulation of strategy and the development of management plans and budgets for submission to the Board.

Smith & Nephew Group complies with the provisions of the Principles of Good Governance and the Combined Code prepared by the Committee on Corporate Governance appended to the Listing Rules of the UK Listing Authority (the "Combined Code"). Remuneration and Audit Committees, each of which comprise only non-executive directors have also been appointed. A Nominations Committee, chaired by the Chairman, and a majority of whose members are non-executive directors has been appointed. The Remuneration Committee will determine the remuneration and benefits package for the executive directors. The Nominations Committee will make recommendations on the appointment of further directors to the Board. The Audit Committee will, among other matters, review Smith & Nephew Group's internal financial control environment, its financial statements and the scope of work undertaken by external auditors.

DUTIES OF DIRECTORS

The directors of an English company owe fiduciary duties to the company which they serve. These duties fall into three main categories: first, to act in good faith in what they consider to be in the interests of the company; second, not to put themselves in the position where the interests of the company conflict with their personal interests or duties to a third party; and, third, not to make a profit out of their position as a director unless the company permits them to do so.

CONFLICTS OF INTEREST

Subject to certain provisions of the Companies Act designed to enforce fair dealing by directors and prevent their taking financial advantage, and provided that a director has disclosed to the Board the nature and extent of any interest, a director (i) may be interested in any contract with Smith & Nephew Group or in which it is otherwise interested, (ii) may be a director or other officer of, or employed by a party to any contract with, or otherwise interested in, any body corporate promoted by Smith & Nephew Group or in which it is in any way interested and (iii) he (or any firm of which he is a partner, employee or member) may act in a professional capacity for Smith & Nephew Group (other than as auditor) and be remunerated therefore.

However, a director shall not vote or be counted in the quorum present on any resolution concerning a matter in which he has, directly or indirectly, a material interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, Smith & Nephew Group) unless his interest arises only because the case falls within one of a limited number of circumstances set out in the articles of association.

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

APPENDIX B: DESCRIPTION OF COMMON ACCESS SHARES

Additional terms used in this Appendix B are defined in section 4 below.

1.   INTRODUCTION

1.1 Each New Ordinary Share will confer on the relevant Smith & Nephew Group Shareholder a beneficial interest in one Common Access Share, legal title to which will be registered at all times in the name of the Trustee, who will hold it on trust absolutely for Smith & Nephew Group Shareholders. The Common Access Shares will enable Smith & Nephew Group Shareholders to receive dividends from Smith & Nephew (which is and will be tax resident in the United Kingdom) rather than from Smith & Nephew Group (which is and will be tax resident in Switzerland) in respect of their relevant New Ordinary Shares. Were Smith & Nephew Group Shareholders (other than those resident in Switzerland) to receive dividends from Smith & Nephew Group they would, under current tax laws in Switzerland, suffer withholding tax at 35 per cent. However, under domestic law, Swiss tax residents may obtain a refund or tax credit in the full amount of the withholding tax; for non-residents, some relief may be granted under the terms of double tax treaties.

     Smith & Nephew Group Shareholders (other than those who hold their New Ordinary Shares through a Swiss Clearing System) with an address on the register of members of Smith & Nephew Group outside Switzerland will be deemed to have made an election to receive dividends from Smith & Nephew and therefore they will not need to take any action in order to receive dividends from Smith & Nephew. Those Smith & Nephew Group Shareholders with an address on the register of members of Smith & Nephew Group outside Switzerland who wish to receive dividends from Smith & Nephew Group rather than from Smith & Nephew, will need to give Smith & Nephew Group written notice thereof. A form pursuant to which Smith & Nephew Group Shareholders can give such written notice to Smith & Nephew Group will be available from Smith & Nephew Group. Shareholders are advised to seek independent financial and taxation advice before deciding whether or not to give any such written notice to Smith & Nephew Group.

1.2 Smith & Nephew Group Shareholders with an address on the register of members of Smith & Nephew Group in Switzerland or who hold their New Ordinary Shares through a Swiss Clearing System, will, if they wish to receive dividends from Smith & Nephew as opposed to dividends from Smith & Nephew Group, need to give Smith & Nephew Group written notice thereof. A form pursuant to which Smith & Nephew Group Shareholders can give such written notice to Smith & Nephew Group will be available from Smith & Nephew Group. Shareholders are advised to seek independent financial and taxation advice before deciding whether or not to give any such written notice to Smith & Nephew Group.

1.3 The Smith & Nephew Group Board may from time to time resolve to suspend the operation of the dividend access arrangements provided by the Common Access Share structure, in which event all dividends would be paid by Smith & Nephew Group.

1.4 This Annex B describes the Common Access Shares and the various arrangements between Smith & Nephew Group, Smith & Nephew and the Access Trust. This Annex B assumes that the Transaction has been completed.

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The following is a simplified illustration of the Common Access Share structure:

[GRAPHIC APPEARS HERE]

2.   KEY FEATURES OF THE COMMON ACCESS SHARE STRUCTURE

2.1 Smith & Nephew Group will have a full listing on the Official List of the UK Listing Authority, but will be resident in Switzerland for tax purposes. It is also intended that Smith & Nephew Group will have a secondary listing on the SWX Swiss Exchange.

2.2 Smith & Nephew will be a subsidiary of Smith & Nephew Group and will no longer be listed on the Official List of the UK Listing Authority.

2.3 The Trustee of the Access Trust will be constituted as a UK registered company, in whom the legal title to all Common Access Shares will be registered and which it will hold on trust for the holders of New Ordinary Shares. The directors of the Access Trust will be two Smith & Nephew Group directors and the Access Trust will be a wholly owned subsidiary (directly or indirectly) of and (to the extent required) funded by Smith & Nephew Group.

3.   SMITH & NEPHEW GROUP SHAREHOLDERS

3.1 The Common Access Shares will permit Smith & Nephew Group Shareholders or any subset of them to receive dividends from Smith & Nephew rather than from Smith & Nephew Group. Each New Ordinary Share will confer on the relevant Smith & Nephew Group Shareholder the beneficial interest in one Common Access Share, legal title to which will be registered at all times in the name of the Trustee, who will hold it on trust absolutely for the benefit of Smith & Nephew Group Shareholders. A Smith & Nephew Group Shareholder will not be entitled to call for the Access Trust to transfer legal title to any of the Common Access Shares to him.

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3.2  The Common Access Shares will enable Smith & Nephew Group Shareholders to elect to receive dividends from Smith & Nephew (which is and will be tax resident in the United Kingdom) rather than from Smith & Nephew Group (which is and will be tax resident in Switzerland) in respect of their New Ordinary Shares. Were Smith & Nephew Group Shareholders (other than those resident in Switzerland) to receive dividends from Smith & Nephew Group they would, under current tax laws in Switzerland, suffer withholding tax at 35 per cent. (however, under domestic law, Swiss tax residents may obtain a refund or tax credit in the full amount of the withholding tax; for non-residents, some relief may be granted under the terms of double tax treaties).

3.3 Smith & Nephew Group Shareholders with an address on the register of members of Smith & Nephew Group outside Switzerland (other than those who hold their New Ordinary Shares through a Swiss Clearing System) will be deemed to have made an election to receive dividends from Smith & Nephew and therefore they will not need to take any action in order to receive dividends from Smith & Nephew. Those Smith & Nephew Group Shareholders with an address on the register of members of Smith & Nephew Group outside Switzerland who wish to receive dividends from Smith & Nephew Group rather than from Smith & Nephew, will need to give Smith & Nephew Group written notice thereof. A form pursuant to which Smith & Nephew Group Shareholders can give such written notice to Smith & Nephew Group will be available from Smith & Nephew Group. Shareholders are advised to seek independent financial and taxation advice before deciding whether or not to give any such written notice to Smith & Nephew Group.

3.4 Smith & Nephew Group Shareholders with an address on the register of members of Smith & Nephew Group in Switzerland or whose New Ordinary Shares are held through a Swiss Clearing System, will, if they wish to receive dividends from Smith & Nephew as opposed to dividends from Smith & Nephew Group, need to give Smith & Nephew Group written notice thereof. A form pursuant to which Smith & Nephew Group Shareholders can give such written notice to Smith & Nephew Group will be available from Smith & Nephew Group. Shareholders are advised to seek independent financial and taxation advice before deciding whether or not to give any such written notice to Smith & Nephew Group.

3.5 The Smith & Nephew Group Articles state that each Smith & Nephew Group Shareholder shall have the right to a beneficial interest in one Common Access Share per New Ordinary Share held. Therefore, upon the issue by Smith & Nephew Group of any additional New Ordinary Shares, Smith & Nephew Group will procure the issue to the Access Trust of an equal number of fully paid Common Access Shares.

4.   DEFINITIONS RELATED TO COMMON ACCESS SHARES

4.1  In this Annex B, the following definitions apply:

     "Access Shares" means the Common Access Shares and following the Consolidation the Consolidated Access Shares;

     "Access Trust" means the trust declared by the Trustee pursuant to the Trust Deed whereby the Trustee holds the Access Shares on bare trust for New Ordinary Shareholders;

     "Common Access Shares" means the Common Access Shares of 0.001 pence each in the capital of Smith & Nephew, having the rights set out in the Smith & Nephew Articles;

     "Consolidated Access Shares" means the issued common access share(s) in the capital of Smith & Nephew arising from the Consolidation if any;

     "Consolidation" means such action as may be taken by Smith & Nephew to consolidate the Common Access Shares into one or more shares, having the rights set out in the Smith & Nephew Articles;

     "Dividend Beneficiary" means in relation to a particular dividend a Smith & Nephew Group Shareholder who has made (or shall be deemed to have made) a Valid Dividend Election which is subsisting at the Relevant Time for that dividend;

     "Elected Shares" means as regards a particular Smith & Nephew Group Shareholder and in relation to a particular dividend proposed to be declared by Smith & Nephew Group (or, in the case of a Total

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     Election Condition subsisting, a particular dividend announced by Smith &
     Nephew Group as being payable by Smith & Nephew) that number of Common Access Shares equal to the number of New Ordinary Shares in respect of which that Smith & Nephew Group Shareholder has made Valid Dividend Elections which subsist (or which are deemed to subsist) as at the Relevant Time for that particular dividend;

     "Issue Price" means, in respect of a share in the capital of the relevant company, the aggregate of the amount paid up (or credited as paid up) in respect of the nominal value thereof;

     "New Ordinary Shares" means the ordinary shares of 12.50 pence each in the capital of Smith & Nephew Group;

     "record date" means in relation to a particular dividend the date determined and announced by Smith & Nephew Group as the date upon which a person must be registered as a member of Smith & Nephew Group on the Register in order to qualify to receive that dividend declared or payable by Smith & Nephew Group on its New Ordinary Shares or in the case of a Total Election Condition subsisting the dividend declared or payable by Smith & Nephew on the Access Shares;

     "Register" means the register of members of Smith & Nephew Group;

     "Relevant Time" means in relation to any particular dividend the close of business on the record date for that dividend;

     "Smith & Nephew Group" means Smith & Nephew Group plc;

     "Smith & Nephew Group Shareholder" means a person registered in the Register as a holder of New Ordinary Shares and where there is more than one person registered jointly, the first person so registered to the exclusion of all others shall be deemed to be the Smith & Nephew Group Shareholder;

     "Smith & Nephew" means Smith & Nephew plc;

     "Smith & Nephew Articles" means the articles of association of Smith & Nephew as amended from time to time;

     "Swiss Clearing System" means SIS SegaIntersettle AG or any of its successors in title or any other Swiss clearing system as the directors of Smith & Nephew Group may identify from time to time;

     "Total Election Condition" a Total Election Condition shall subsist as regards any particular dividend which would otherwise have been declared and paid by Smith & Nephew Group if at the Relevant Time for that dividend Valid Dividend Elections have been made (or are deemed to have been made) in respect of all New Ordinary Shares then in issue;

     "Trust Deed" means the deed dated 22 April 2003 pursuant to which the Access Trust was constituted;

     "Trustee" means Smith & Nephew Trustee Limited, a wholly owned subsidiary of Smith & Nephew Group or such other trustee or trustees from time to time of the Access Trust;

     "Valid Dividend Election" a Smith & Nephew Group Shareholder shall have made (and be deemed to have made) a Valid Dividend Election in respect of a particular dividend if at the Relevant Time for that dividend:

     (a) his address in the Register is an address outside Switzerland (and his New Ordinary Shares are not held through a Swiss Clearing System) and he has not given written notice to Smith & Nephew Group electing to receive dividends on all or any of his New Ordinary Shares from Smith & Nephew Group; or

     (b) his address in the Register is an address in Switzerland or he holds his New Ordinary Shares through a Swiss Clearing System and he has given (and not withdrawn in writing) written notice to Smith & Nephew Group electing to receive dividends in respect of all or any of his New Ordinary Shares from Smith & Nephew,

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

     PROVIDED that a Valid Dividend Election shall not have been made (or shall be deemed not to have been made):

     (c) in respect of a dividend (or the relevant part thereof) where the particular New Smith & Nephew Group Shareholder elects or has elected (but only to the extent of such election) to receive a scrip dividend in lieu of any cash dividend;

     (d) in respect of a dividend (or the relevant part thereof) which is not paid in cash; and

     (e) if at the relevant time Smith & Nephew is no longer (directly or indirectly) a subsidiary of Smith & Nephew Group.

5.   NEW ORDINARY SHARES

5.1 Subject to paragraph 5.4 below, each New Ordinary Share shall confer on the relevant Smith & Nephew Group Shareholder a beneficial interest in one Common Access Share, legal title to each such Common Access Share to be registered at all times in the name of the Trustee on bare trust for the relevant Smith & Nephew Group Shareholder. In respect of any New Ordinary Share which is not fully paid, the beneficial interest of the relevant Smith & Nephew Group Shareholder shall be reduced proportionately.

5.2 No Smith & Nephew Group Shareholder shall at any time be entitled as a result of his holding of New Ordinary Shares or otherwise howsoever to call for the legal title to any Access Share. A Smith & Nephew Group Shareholder shall not be able or entitled to transfer his interest in any Access Share other than by transferring his corresponding New Ordinary Share whereupon the beneficial interest in the Access Share shall vest in the transferee.

5.3 Smith & Nephew Group shall at all times prior to the Consolidation procure that the number of Common Access Shares held by the Trustee on bare trust for Smith & Nephew Group Shareholders is equal to the number of New Ordinary Shares in issue at any given time. Smith & Nephew Group shall procure that the Common Access Shares allotted and issued by Smith & Nephew are issued fully paid.

5.4 If Smith & Nephew effects the Consolidation, each New Ordinary Share shall confer on the holder a beneficial interest in the Consolidated Access Shares, legal title to such Consolidated Access Shares to be registered at all times in the name of the Trustee. The proportionate beneficial interest of a Smith & Nephew Group Shareholder in the Consolidated Access Shares shall, subject as hereinafter provided, be equal to A/B, where A is equal to the number of New Ordinary Shares held by that Smith & Nephew Group Shareholder at the relevant time and B is equal to the aggregate number of New Ordinary Shares in issue at that time PROVIDED that the proportions shall be adjusted accordingly by the Trustee if any New Ordinary Shares held by a Smith & Nephew Group Shareholder are not fully paid as at the relevant time.

5.5 The directors of Smith & Nephew Group shall, prior to the declaration and payment of any dividend to be paid on the New Ordinary Shares, resolve whether or not the dividend access mechanics described below shall apply. In default of such resolution in respect of any such declaration and payment of a dividend, the provisions shall be deemed to apply to the declaration and payment of that dividend.

5.6 Provided that (unless a Total Election Condition subsists) a Related Dividend (defined in paragraph 5.7 below) has been declared (whether or not conditionally) by Smith & Nephew, no dividend will be declared upon those New Ordinary Shares in respect of which a Valid Dividend Election shall be subsisting as at the Relevant Time for that particular dividend.

5.7 A dividend declared by Smith & Nephew is a "Related Dividend" in respect of a dividend declared on the New Ordinary Shares if it is declared on the Access Shares:

     (a) in the case of a final dividend on the New Ordinary Shares, at a general meeting or board meeting of Smith & Nephew held not earlier than 30 days prior to the date upon which Smith & Nephew Group announces a date upon which a general meeting of Smith & Nephew Group (convened for the purpose of approving the final dividend on the New Ordinary Shares) is to be held;

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

     (b) in the case of an interim dividend on the New Ordinary Shares, at a general meeting or board meeting of Smith & Nephew held not earlier than 30 days prior to the date upon which Smith & Nephew Group announces an interim dividend on the New Ordinary Shares, and a dividend shall be deemed to have been declared by Smith & Nephew notwithstanding that such declaration may be expressed to be conditional upon a dividend being declared on the New Ordinary Shares.

6.   RIGHTS ATTACHING TO THE COMMON ACCESS SHARES

     INCOME

6.1 Subject to a Total Election Condition subsisting or Smith & Nephew Group having validly declared or declaring a Related Dividend (defined in paragraph 6.3 below), and subject to the directors of Smith & Nephew Group not having exercised their power under the Articles of Association of Smith & Nephew Group to suspend the dividend access arrangements, the Elected Shares shall confer upon the holders thereof the right to receive a dividend per Elected Share equal to the amount specified by the board of Smith & Nephew (the "Access Dividend"). The Access Dividend shall be paid in cash.

6.2 Unless a Total Election Condition subsists, each resolution of the board of Smith & Nephew to declare or approve a dividend on the Common Access Shares shall state that the declaration or approval of that dividend is conditional upon Smith & Nephew Group declaring or having declared a Related Dividend

6.3 A dividend declared by Smith & Nephew Group is a "Related Dividend" in respect of a dividend declared on the Elected Shares to the extent that the dividend declared on the New Ordinary Shares is a cash dividend:

     (a) in the case of a final dividend on the New Ordinary Shares, at a General Meeting of Smith & Nephew Group (convened for the purpose of approving the final dividend on the New Ordinary Shares) notice of which is announced or issued within 30 days of the date of declaration of the dividend on the Elected Shares;

     (b) in the case of an interim dividend on the New Ordinary Shares, where an announcement by Smith & Nephew Group specifying the date for the payment of the interim dividend is issued within 30 days of the date of declaration of the dividend on the Elected Shares, and a dividend shall be deemed to have been declared by Smith & Nephew notwithstanding that such declaration may be expressed to be conditional upon a dividend being declared on the New Ordinary Shares.

     CAPITAL

6.4 In the event of a winding up of Smith & Nephew or other return of capital, the assets of Smith & Nephew available for distribution to holders remaining after payment of all other debts and liabilities of Smith & Nephew (and of the costs, charges and expenses of any such winding up) shall subject to the rights of any preference shares then in issue, be applied in the following manner and order of priority:

     (a) first, in paying to the holders of the Access Shares all unpaid arrears and accruals of any Access Dividend;

     (b) secondly, in paying to the holders of the Access Shares the Issue Price of such shares;

     (c) thirdly, in paying to holders of ordinary shares in the capital of Smith & Nephew all unpaid arrears and accruals of any dividend declared thereon;

     (d) fourthly, in paying to holders of ordinary shares in the capital of Smith & Nephew the Issue Price of such shares together with any premium paid thereon;

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     (e)  fifthly, in distributing to the holders of the Access Shares an amount equal in aggregate to 5 per cent (subject to adjustments) of the remaining assets of Smith & Nephew available for distribution; and

     (f) lastly, in distributing the balance amongst holders of ordinary shares in Smith & Nephew.

     VOTING

6.5 An Access Share does not entitle the beneficial holder to receive notice of or to attend or vote at any general meeting of Smith & Nephew.

     OTHER RIGHTS

6.6 An Access Share shall not confer on the holder thereof any further entitlement to any participation in the profits of Smith & Nephew.

7.   ACCESS TRUST

7.1 The Trustee of the Access Trust is an English registered company whose sole purpose is, pursuant to the terms of the Trust Deed, to hold the Access Shares on trust for Smith & Nephew Group Shareholders.

7.2 The Access Trust has agreed to hold each Access Share, and any further Access Shares which may from time to time be allotted to it upon trust for New Ordinary Shareholders absolutely in accordance with the articles of association of Smith & Nephew and Smith & Nephew Group.

7.3 The Trustee shall, on receipt, whether directly or indirectly, of any cash dividend declared by Smith & Nephew in respect of Elected Shares distribute or procure the distribution of the same (subject to any deduction or withholding required by law) to the Dividend Beneficiaries in respect of that cash dividend, each such Dividend Beneficiary to be entitled, subject as hereinafter provided, to receive an amount (the "Relevant Amount") equal to A/B where A is equal to the number of Elected Shares of that Dividend Beneficiary at the Relevant Time for the relevant dividend and B is equal to the aggregate number of Elected Shares of the Dividend Beneficiaries at the Relevant Time for the relevant dividend PROVIDED that the proportions shall be adjusted accordingly by the Trustee if any New Ordinary Shares held by a Dividend Beneficiary are not fully paid as at the Relevant Time for the relevant dividend.

7.4 Any distribution to the Dividend Beneficiaries is, where relevant, to be made on the same day, as nearly as practicable, as the date upon which the Related Dividend (as defined in paragraph 6.3 above) is payable to the holder of such New Ordinary Shares.

7.5 The Trustee shall hold any dividend (subject to any deduction or withholding required by law) unclaimed by a Dividend Beneficiary on bare trust for the relevant Dividend Beneficiary. To the extent that such unclaimed dividend shall accrue any interest, such interest shall be held by the Trustee on bare trust for the Dividend Beneficiary and upon the dividend being claimed any such interest shall be paid (less any reasonable costs incurred by the Trustee in retaining such dividend and making efforts to discover the whereabouts of the Dividend Beneficiary) to the relevant Dividend Beneficiary together with the dividend. Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall be forfeited and cease to remain owing to the Dividend Beneficiary and shall be payable (together with any accrued interest) to Smith & Nephew.

7.6 If any Dividend Beneficiary elects, or has elected to participate in any share dividend or distribution reinvestment plan of Smith & Nephew Group, the Trustee shall, instead of distributing the Relevant Amount (or the relevant part thereof) to that Dividend Beneficiary apply the same on behalf of such Dividend Beneficiary in subscribing for New Ordinary Shares payable in full or by instalments or in paying up in full or by instalments any unpaid or partly paid New Ordinary Shares held by such Dividend Beneficiary on the terms of any such plan or otherwise make such arrangements as are necessary for the purposes of enabling a Dividend Beneficiary who so elects to participate in any such share dividend or distribution reinvestment plan made by Smith & Nephew Group for the benefit of holders of its New Ordinary Shares.

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7.7  If the Trustee receives, whether directly or indirectly, any distribution of assets from Smith & Nephew in respect of the entitlement of Access Shares to funds on a liquidation of Smith & Nephew, the Trustee shall distribute or procure the distribution of the same to Smith & Nephew Group Shareholders as at the date of liquidation (as determined by the Trustee), each Smith & Nephew Group Shareholder being entitled, subject as hereinafter provided, to a proportionate share in the assets equal to A/B, where A is equal to the number of New Ordinary Shares registered in the name of that Smith & Nephew Group Shareholder as at the date of liquidation (as so determined by the Trustee) and B is equal to the aggregate number of New Ordinary Shares in issue at the date of liquidation (as so determined by the Trustee) PROVIDED that the proportions shall be adjusted accordingly by the Trustee if any New Ordinary Shares are not fully paid as at the date of liquidation (as so determined by the Trustee).

8.   DEED OF CONSULTATION

Pursuant to the terms of a deed of consultation made between Smith & Nephew Group and Smith & Nephew, the parties have agreed not to announce a dividend or an intention to pay a dividend unless Smith & Nephew has sufficient distributable reserves to pay that proportion of the aggregate dividend (which would otherwise have been paid by Smith & Nephew Group) which represents the proportionate share of those Smith & Nephew Group Shareholders who have elected (or are deemed to have elected) to receive dividends from Smith & Nephew.

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APPENDIX C: FAIRNESS OPINION BY LEHMAN BROTHERS TO CENTERPULSE

                                 LEHMAN BROTHERS

March 20, 2003

Board of Directors
Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich
Switzerland

Members of the Board:

We understand that Centerpulse AG, a company organized under the laws of Switzerland ("Centerpulse" or the "Company"), intends to enter into a transaction whereby Meadowclean Limited, which is in the process of re-registering as a UK public limited company and changing its name to Smith & Nephew Group plc ("Smith & Nephew Group") and which (subject to completion of the Scheme) will be the new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales ("Smith & Nephew"), will acquire control of the Company (the "Proposed Transaction"). Pursuant to the terms of a combination agreement, dated March 20, 2003 (the "Agreement"), between Centerpulse, Smith & Nephew Group and Smith & Nephew, Smith & Nephew Group will make a public offer to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 (the "Company Shares"), pursuant to which Smith & Nephew Group will offer for each Company Share (x) 25.15 ordinary shares of Smith & Nephew Group (the "Smith & Nephew Group Shares") and
(y) CHF73.42 in cash, without interest (the "Consideration"). Such offer (the "Offer") will be made pursuant to a public exchange offer to all holders of Company Shares and Centerpulse American Depositary Shares (each representing one tenth of one Company Share). We also understand that, pursuant to a separate agreement, dated March 20, 2003 (the "InCentive Agreement"), between Smith & Nephew, Smith & Nephew Group, and InCentive Capital AG, an investment company organized under the laws of Switzerland ("InCentive"), which holds indirectly through a wholly owned subsidiary 13.14% of the Company Shares and has rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer which is to be launched and conducted in parallel to the Offer (the "Parallel Offer"). The Agreement and the InCentive Agreement provide that Centerpulse shareholders accepting the Offer and InCentive shareholders accepting the Parallel Offer (collectively, the "Accepting Shareholders") may elect to receive in the Offer or in the Parallel Offer fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares than their basic entitlement under the Offer or the Parallel Offer, as applicable, but elections under both the Offer and the Parallel Offer (taken together) to take more Smith & Nephew Group Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under both the Offer and the Parallel Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together the "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the Consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group Shares. All calculations shall be made by reference to the number of acceptances and elections as of the last day of the additional acceptance period. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement and the InCentive Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders (other than InCentive) of the Consideration to be offered to such shareholders in the Offer. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction or the relative merits of alternative transactions that may have been pursued by the Company.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the InCentive Agreement, the pre-announcement made in accordance with Swiss Takeover Board regulations, and the specific terms of the

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Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report for the fiscal year ended December 31, 2002, (3) publicly available information concerning Smith & Nephew that we believe to be relevant to our analysis, including Smith & Nephew's Annual Report for the fiscal year ended December 31, 2002, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the "Centerpulse Projections"), (5) financial and operating information with respect to the business, operations and prospects of Smith & Nephew furnished to us by Smith & Nephew, including financial projections of Smith & Nephew prepared by management of Smith & Nephew (the "Smith & Nephew Projections"), (6) the trading histories of the Company Shares and the ordinary shares of Smith & Nephew from March 19, 2002 to March 19, 2003, and a comparison of these trading histories with each other and with those of other companies that Lehman Brothers deemed relevant, as well as the Swiss Franc / British Pound exchange rates from March 19, 2002 to March 19, 2003, (7) a comparison of the historical financial results and present financial condition of Centerpulse with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Smith & Nephew with those of other companies that we deemed relevant, (9) the potential pro forma effect of the Proposed Transaction on the current and future financial performance of Smith & Nephew, including the cost savings, operating synergies and revenue enhancements (collectively, the "Synergies") expected by management of Smith & Nephew to result from a combination of the businesses, (10) the relative contributions of the Company and Smith & Nephew to the future financial performance of the combined company on a pro forma basis, (11) publicly available reports prepared by independent research analysts regarding the future financial performance of the Company and Smith & Nephew, respectively, and (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Smith & Nephew concerning their respective business, operations, assets, financial conditions and prospects, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Smith & Nephew that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Centerpulse Projections, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Smith & Nephew Projections, upon advice of Smith & Nephew we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Smith & Nephew as to the future financial performance of Smith & Nephew. With respect to the Synergies expected by the management of Smith & Nephew to result from the Proposed Transaction, we have assumed that such Synergies will be realized substantially in accordance with such expectations. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company, and we have not conducted a physical inspection of the properties and facilities of Smith & Nephew. Additionally, we have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Company or Smith & Nephew. At your request, Lehman Brothers Inc. has contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with certain of these parties prior to the date hereof. However, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of a portion of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

In addition, we express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Receipts (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. This opinion should not be viewed as providing any assurance that the market value of the Smith & Nephew Group Shares to be held by the shareholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the Company Shares owned by such shareholders at any time prior to the announcement or the consummation of the Proposed Transaction. We also express no opinion as to the effect of the Proposed Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In addition, we express no opinion as to whether the consideration that may have been received by the

Company's shareholders if the Company's divisions were sold in separate transactions would have been higher or lower than the Consideration to be offered to the Company's shareholders in the Offer.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the Company's shareholders (other than InCentive) in the Offer is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past including acting as the Company's financial advisor with respect to the sale of its former cardiovascular division (consisting of IntraTherapeutics, Vascutek and CarboMedics), and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Smith & Nephew for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the Consideration to be offered to the shareholders in connection with the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer.

                                                  Very truly yours,

                                                  LEHMAN BROTHERS

APPENDIX D: FAIRNESS OPINION BY UBS WARBURG TO CENTERPULSE

[LETTERHEAD OF UBS WARBURG]

                                                          March 19, 2003

Board of Directors
Centerpulse AG
Andreasstrasse 15
CH-8050 Zurich
Switzerland

Members of the Board of Directors:

          We understand that Centerpulse AG, a company organized under the laws of Switzerland ("Centerpulse" or the "Company"), is considering a transaction whereby Meadowclean Limited (to be renamed Smith & Nephew Group plc), a company organized under the laws of England and Wales ("Smith & Nephew Group") and the proposed new holding company of Smith & Nephew plc, a company organized under the laws of England and Wales ("Smith & Nephew"), will acquire control of the Company (the "Transaction"). Pursuant to the terms of a combination agreement, to be dated March 20, 2003 (the "Combination Agreement"), among Centerpulse, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will make a public offer (the "Offer") to purchase all outstanding registered shares of the Company, each with a nominal value of CHF30.00 ("Company Shares"), pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group (the "Smith & Nephew Group Shares") together with CHF73.42 in cash (the "Consideration"). The Combination Agreement provides that accepting Company shareholders under the Offer and accepting InCentive (as defined below) shareholders under the Parallel Public Offer (as defined below) (together the "Accepting Shareholders") may elect to take fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares than their basic entitlement under the relevant offer, but elections under both offers (taken together) to take more Smith & Nephew Group Shares (together the "Excess Shares") will only be satisfied to the extent that elections have been made under the Offer and the Parallel Public Offer (taken together) by Accepting Shareholders to take fewer Smith & Nephew Group Shares (together referred to as "Available Shares"). The Available Shares will be allocated to the applicants for Excess Shares in proportion to the number of Excess Shares applied for. If the total number of Available Shares exceeds the total number of Excess Shares applied for, the Available Shares shall be limited to an amount equal to the Excess Shares. Once the share allocations have been determined, the cash element of the consideration will be reduced or increased (as the case may be) for each Accepting Shareholder who has been allocated an increased or reduced number of Smith & Nephew Group.

          We also understand that, pursuant to a separate agreement, to be dated March 20, 2003 (the "InCentive Agreement"), among InCentive Capital AG, an investment company organized under the laws of Switzerland ("InCentive") and the indirect holder of 13.14% of

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

[LOGO OF UBS WARBURG]

the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the "Parallel Public Offer") which is to be launched and conducted in parallel to the Offer. The terms and conditions of the Transaction are more fully set forth in the Combination Agreement and the InCentive Agreement.

          You have requested our opinion as to the fairness from a financial point of view to the holders (other than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

          UBS Warburg LLC has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS Warburg LLC will also receive a fee upon delivery of this opinion. In the past, UBS Warburg LLC and its predecessors have provided investment banking services to the Company and its affiliates and received customary compensation for the rendering of such services, including acting as sole arranger and underwriter of the Company's US$635 million senior secured credit facility in November 2002, global coordinator and joint underwriter of the Company's CHF255 million rights issue in October 2002, financial advisor to Sulzer Ltd., the former parent of Centerpulse ("Sulzer"), in connection with an unsolicited bid by InCentive to acquire Sulzer in the first quarter of 2001, and financial advisor to Sulzer and Centerpulse in connection with the spin-off of Sulzer's remaining ownership interests in Centerpulse in the second quarter of 2001. In the ordinary course of business, UBS Warburg LLC, its successors and affiliates may trade or have traded securities of the Company, Smith & Nephew or InCentive for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In October 2002, UBS Warburg LLC executed a block trade with regard to 480,349 Company Shares it had purchased from the settlement trust that was created pursuant to a certain settlement agreement entered into by the Company on March 13, 2002.

          Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer or as to whether to elect to receive fewer Smith & Nephew Group Shares or more Smith & Nephew Group Shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction. We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or whether and at what prices such shares will trade after the Offer. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Combination Agreement does not differ in any material respect from the draft that we have examined, and that Smith & Nephew, Smith & Nephew Group and the Company will comply with all the material terms of the Combination Agreement. At your request, UBS Warburg LLC and Lehman Brothers Inc.

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

[LOGO OF UBS WARBURG]

have contacted third parties to solicit indications of interest in a possible business combination with the Company and held discussions with certain of these parties prior to the date hereof.

          In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Smith & Nephew, including estimates and financial forecasts prepared by the management of Smith & Nephew and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Smith & Nephew concerning the businesses and financial prospects of the Company and Smith & Nephew, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on Smith & Nephew's financial statements and reviewed certain estimates of synergies prepared by the managements of Smith & Nephew and the Company, (viii) reviewed drafts of the Combination Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

          In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

[LOGO OF UBS WARBURG]

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

                                                     Very truly yours,

                                                     /s/ UBS Warburg LLC
                                                     -------------------
                                                     UBS WARBURG LLC

UBS Warburg LLC is a subsidiary of UBS AG.
UBS Warburg is a business group of UBS AG.

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

APPENDIX E: FAIRNESS OPINION BY KPMG TO CENTERPULSE

[LETTERHEAD OF KPMG]

To the Board of Directors of
Centerpulse AG
Andreasstrasse 15
8050 Zurich

Zurich, April 10, 2003

FAIRNESS OPINION

Dear Sirs

We understand that Centerpulse AG intends to enter into a transaction whereby Smith & Nephew Group plc, which will be the new holding company of Smith & Nephew plc, will acquire control of Centerpulse AG (the "Transaction"). The terms of the Combination Agreement dated March 20, 2003 between Smith & Nephew plc ("Smith & Nephew") and Smith & Nephew Group plc (the "Offeror") and Centerpulse AG (the "Company") provide, among others, that Smith & Nephew Group will make a public offer to purchase all outstanding shares of the Company, pursuant to which Smith & Nephew Group will offer for each Company Share 25.15 ordinary shares of Smith & Nephew Group together with CHF 73.42 in cash (the "Consideration").

We understand that, pursuant to a separate agreement, dated March 20, 2003 (the "InCentive Agreement"), among InCentive Capital AG ("InCentive"), an investment company and direct holder of 13.14% of the Company Shares and rights to acquire an additional 5.77% of the Company Shares, Smith & Nephew and Smith & Nephew Group, Smith & Nephew Group will offer to acquire all of the outstanding shares of InCentive pursuant to a public offer (the "Parallel Public Offer") which is to be launched and conducted in parallel to the offer. The terms and conditions of The Transaction are more fully set forth in the Combination Agreement and the InCentive Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders (other than InCentive and its affiliates) of Company Shares of the Consideration to be received by such holders pursuant to the Offer.

Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to whether such holder should tender its shares in the Offer. We have not been asked to, nor do we, offer any opinion as to the material terms of the Combination Agreement or the form of the Transaction.

We express no opinion as to what the value of the Smith & Nephew Group Shares (or Smith & Nephew Group American Depositary Shares (each representing 10 Smith & Nephew Group Shares)) will be when issued pursuant to the Offer or the prices at which such shares will trade in the future. We also express no opinion as to the effect of the Transaction on shareholders who do not tender their Company Shares in the Offer or as to what the value of such shares will be or

[LOGO OF KPMG]

whether and at what prices such shares will trade after the Offer.

In arriving at our opinion, we have among other things:
     . reviewed certain publicly available business and historical financial information relating to the Company and Smith & Nephew
     . reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available
     . reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Smith & Nephew
     . compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant
     . conducted such other financial studies, analysis, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Smith & Nephew, nor have we been furnished with any such evaluation or appraisal.

With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction that they have been prepared on a basis reflecting the best currently available estimates and judgements of the management of each company as to the future of their respective companies. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than InCentive and its affiliates) of Company Shares pursuant to the Offer is fair, from a financial point of view, to such holders.

This Fairness Opinion is subject to Swiss law, the place of jurisdiction being Zurich.

Yours sincerely

KPMG Fides Peat

/s/ Renat Nussbaumer            /s/ Rolf Langenegger

Renat Nussbaumer                Rolf Langenegger

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

APPENDIX F: U.S. PRELIMINARY PROSPECTUS / OFFER TO EXCHANGE

[see separate PDF which will be included by the printer]

[[[[AKTUELLE DATEI FOLGT]]]

[LOGO OF SMITH & NEPHEW]                                             Centerpulse
                                                               Implanting trust.